Exhibit(a)(1)(A)
INTEL CORPORATION

OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTIONS
FOR NEW STOCK OPTIONS

SEPTEMBER 21, 2009

THIS EXCHANGE OFFER AND THE ASSOCIATED WITHDRAWAL RIGHTS WILL COMMENCE ON SEPTEMBER 28, 2009, AND WILL EXPIRE AT 8:00 P.M., PACIFIC TIME, ON OCTOBER 30, 2009 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED.

Intel Corporation, a Delaware corporation, (referred to in this Offer to Exchange as “Intel,” the “Company,” “we,” “our” or “us”) is offering certain employees a limited opportunity to elect to exchange certain employee stock options for new options (“New Options”) covering a fewer number of Intel common shares. We refer to this offer as the “Offer” and it is described in and subject to the terms and conditions set forth in this document, which we refer to as the “Offer to Exchange.” The New Options will be granted under the Intel Corporation 2006 Equity Incentive Plan, as amended and restated as of May 20, 2009 (the “2006 EIP”), with an exercise price equal to the average of the high and low sales prices of Intel’s common shares on the NASDAQ Global Select Market on the date the New Options are granted.

Options subject to this Offer (“Eligible Options”) are outstanding employee stock options, whether vested or unvested, that:

•	were granted between October 1, 2000 and September 28, 2008 under any Intel stock option plan or equity incentive plan;

•	were not originally options of another issuer which had been assumed by Intel in a merger or acquisition;

•	have an exercise price that is greater than the highest adjusted closing price of our common stock during the 52 week period preceding the end of the Offer period (as of September 15, 2009, that price is $20.32 per share);

•	are not incentive stock options; and

•	are outstanding (that is, are not previously exercised, expired, terminated or forfeited) and held by an employee eligible to participate in the Offer (an “Eligible Employee”) as of the start date of the program and at the time the Offer expires.

The Offer is not a one-for-one exchange. Instead, the number of New Options granted in exchange for each Eligible Option surrendered pursuant to this Offer will be determined by the application of exchange ratios set forth in Schedule A to this Offer to Exchange or an amended Schedule A. The exchange ratios are calculated on an approximate “value-for-value” basis, meaning that the exchange ratios have been determined in a manner intended to result in the grant of New Options with an aggregate fair value that is not greater than the aggregate fair value of the Eligible Options they replace, calculated as of the time that we set the exchange ratios.

None of the New Options will be vested on the date of grant. New Options will be subject to a four-year vesting period (25% increments on each anniversary of the grant date for four years). In addition, the term of each New Option will be seven years from the grant date, subject to earlier expiration upon termination of employment under certain circumstances.

Each employee of Intel Corporation and its subsidiaries is an Eligible Employee who may participate in the Offer if he or she:

•	is employed by Intel or one of its subsidiaries on the commencement date of the Offer and continues to be employed by Intel or one of its subsidiaries through the expiration of the Offer;

•	holds Eligible Options; and

•	is not a current or former member of our Board of Directors and is not one of the listed officers named in the Summary Compensation table in the 2009 Proxy Statement that Intel filed with the SEC.

Although we currently intend to include all Eligible Employees in the Offer, we may exclude certain employees in countries outside the United States from the Offer if we determine that extending the Offer in a particular jurisdiction would have tax, regulatory or other implications that are inconsistent with our compensation policies and practices. However, we may take any actions necessary for us to make the Offer to holders of options in any of these jurisdictions.

We are making this Offer on the terms and subject to the conditions stated in this Offer to Exchange. You are not required to exchange your Eligible Options. If you elect to participate in the Offer, you may elect to exchange any or all of your Eligible Options on a grant-by-grant basis. “Grant-by-grant” basis means that you can elect to exchange either all or none of the options of a particular grant.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “intc”. On September 15, 2009, the closing price of our common stock was $19.55 per share. You should evaluate the risks related to our business, our common stock and this Offer, and review current market quotes for our common stock, among other factors, before deciding to participate in this Offer.

See “Risks of Participating in the Offer” beginning on page 8 for a discussion of risks that you should consider before participating in this Offer.

IMPORTANT

If you want to exchange any of your Eligible Options, you must submit your election before this Offer expires. You may submit your election in the following ways:

Through the Employee Stock Option Exchange Program page on Circuit.  If you have access to Intel’s network, you may submit your election by using your personalized My Option Exchange tool located in the Employee Stock Option Exchange Program page on Circuit. You will receive an email at your Intel email address that announces the beginning of the Offer. Your email announcement will contain links to the Employee Stock Option Exchange Program page on Circuit and your personalized My Option Exchange tool. If you received an email announcing the Offer, you are encouraged to submit your election through your personalized My Option Exchange tool through Circuit. If you wish to participate with a paper election form/notice of withdrawal/change of election form (the “Computershare Paper Election Form”), you may contact either Get Help (Ask ES) or eCenter, if Get Help (Ask ES) is not available in your employment location. Contact information is available at the Employee Stock Option Exchange Program page on Circuit.

Recipients of paper materials regarding the Employee Stock Option Exchange Program.  If you are on a leave of absence, we are sending you paper materials relating to the Employee Stock Option Exchange Program, including this Offer to Exchange document, through the mail. If you receive paper materials and have access to Intel’s network and you wish to participate in the Employee Stock Option Exchange Program, you may participate by submitting your elections through your personalized My Option Exchange tool or through the participation methods available through Computershare, described below.

If you received paper materials relating to the Employee Stock Option Exchange Program through the mail, and you do not have access to Intel’s network, you may submit your elections with Computershare in any of the following three ways:

•	Through the Computershare Website. You may submit an election to exchange Eligible Options using Computershare’s web tool, available at www.participantchoice.com/tenderoffer/Intel. Log on to the website using the User ID provided in the Computershare Paper Election Form included with the paper materials mailed to you and the PIN mailed to you in a separate letter. Then, follow the onscreen instructions (which includes accepting the terms and conditions of the Offer) to register and submit your election. You must submit your election before the expiration of the Offer, currently scheduled to be 8:00 p.m., Pacific Time on October 30, 2009.

•	By Contacting Computershare via Telephone. You may submit an election to exchange Eligible Options by calling Computershare’s call center at 1-866-680-3582 (United States and Canada) or using your local toll free access code included in the cover letter to your paper materials (outside the United States). Give the call center representative your name and personal validation information. The call center representative will then verify that you have read and agree to the terms and conditions of the offer to exchange. Once you provide a verbal “Yes,” which will be recorded, the call center representative can then enter your election decisions. Call center hours are 5:00 a.m. to 4:00 p.m. Pacific Time from September 30, 2009 through October 16, 2009 and 5:00 a.m. to 8:00 p.m. Pacific Time from October 19, 2009 through expiration of the Offer. You must submit your election before the expiration of the Offer, currently scheduled to be 8:00 p.m., Pacific Time on October 30, 2009.

•	By Overnight Delivery or Mail. You may submit a personalized Computershare Paper Election Form to exchange Eligible Options by overnight delivery or mail. To submit a Computershare Paper Election Form using this method, you must complete, sign and date your personalized Computershare Paper Election Form and mail it to Computershare by overnight delivery mail or regular mail at the following address:

Computershare
PO Box 43078
Providence, RI 02940-3078

Computershare must receive your completed, signed and dated personal Computershare Paper Election Form before the expiration of the Offer, currently scheduled to be 8:00 p.m., Pacific Time on October 30,

2009. You can confirm receipt of the Computershare Paper Election Form by calling Computershare’s call center at 1-866-680-3582 (United States & Canada) or your local toll free access code (outside the United States). Call center hours are 5:00 a.m. to 4:00 p.m. Pacific Time from September 30, 2009 through October 16, 2009 and 5:00 a.m. to 8:00 p.m. Pacific Time from October 19, 2009 through expiration of the Offer.

Responses submitted by any other means, including hand delivery or a face-to-face conversation with an Employee Stock Option Exchange Program telephone operator, are not permitted.

The proper submission or delivery of all materials, including elections, changes of elections and withdrawals, is your responsibility. Only responses that are complete and actually received by the deadline will be eligible to be accepted. If your election is not received by the Offer expiration time, you will be deemed to have rejected this Offer. We are under no obligation to contact you to confirm your election not to participate.

For elections submitted through your personalized My Option Exchange tool, a confirmation email will be generated when you submit your election and again if you submit any change in your election or if you withdraw your election. You should print and save a copy of the confirmation for your records. If you receive paper materials and you submit your election, a change in your election or a withdrawal of your election to the Company, we intend to send you a confirmation within a reasonable time. If you do not receive a confirmation before the expiration date of the Offer, it is your responsibility to confirm that we have received your election and/or any change or withdrawal before the expiration date deadline, currently scheduled to be 8:00 p.m., Pacific Time on October 30, 2009. You can confirm all submissions submitted through Computershare’s website, by telephone or by mail, by calling Computershare’s call center at 1-866-680-3582 (United States and Canada) or your local free access code (outside the United States). Call center hours are 5:00 a.m. to 4:00 p.m. Pacific Time from September 28, 2009 through October 16, 2009 and 5:00 a.m. to 8:00 p.m. Pacific Time from October 19, 2009 through expiration of the Offer.

Participating in the Employee Stock Option Exchange Program involves risks. See Section II. Risks of Participating in this Offer (beginning on page 8).

Our common stock is traded on the NASDAQ Global Select Market under the symbol “intc.” On September 15, 2009, the closing price of our common stock was $19.55 per share. You should obtain current market prices for our common shares before you decide whether to exchange your Eligible Options.

You should rely only on the information contained in this Offer to Exchange or other documents referred to in this Offer to Exchange. We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document and all related documents filed as part of the Tender Offer Statement with the U.S. Securities and Exchange Commission (the “SEC”) on September 21, 2009. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of this Offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

Although our Board of Directors has approved this Offer, neither Intel nor our Board of Directors makes any recommendation to you as to whether you should exchange your Eligible Options.

Nothing in this document shall be construed to give any person the right to remain in our employ or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted under law (subject to the terms of any employment agreement). Nothing in this document should be considered a contract or guarantee of wages or compensation.

You should direct questions about this Offer and requests for additional copies of this Offer to Exchange and other offer documents to Get Help (Ask ES) via Circuit or the Contact eCenter in countries where Get Help (Ask ES) is not available. If the My Option Exchange tool is not functioning correctly please contact the IT contact center by selecting Service Desk under Support Services on Circuit. If you receive paper materials because you are on a leave of absence, you can contact a Computershare call center representative at 1-866-680-3582 (United States and Canada), or your local toll free access code (outside the United States) which is included in your paper materials. The Computershare call center representative may not be authorized to answer some questions. In that case, you will be referred to an Intel contact center representative, and you should identify yourself as an employee on a leave of absence and a “manual process participant.”

SCHEDULE A	Exchange Ratios	A-1
SCHEDULE B	Tax Addendum Regarding Tax Issues for Non-U.S. Employees who Participate in the Employee Stock Option Exchange Program	B-1
	Trailing Tax Liability and Benefit	B-2
	Australia	B-3
	Belgium	B-4
	Finland	B-5
	France	B-6
	India	B-7
	Ireland	B-8
	Israel	B-9
	Malaysia	B-10
	The Netherlands	B-11
	Russia	B-12
	Switzerland	B-13
	The United Kingdom	B-14
SCHEDULE C	Information Concerning Our Executive Officers and Directors	C-1

v

I. SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

Questions and Answers about the Employee Stock Option Exchange Program

Intel Corporation is offering certain employees a limited opportunity to elect to exchange certain employee stock options for New Options covering a lesser number of Intel common shares. We refer to this offer as the “Offer” and it is described in and subject to the terms and conditions set forth in this document, which we refer to as the “Offer to Exchange.” The following questions and answers seek to address some of the questions that you may have about the Employee Stock Option Exchange Program and the Offer.

We urge you to read carefully this entire Offer to Exchange for additional details not addressed in this summary. Some of the responses in this summary include cross-references to sections of this Offer to Exchange where you can find a more complete description of the topics discussed in this summary. References to “Intel,” the “Company,” “we,” “our” and “us” mean Intel Corporation.

Q1.	Why is Intel offering the Employee Stock Option Exchange Program?

Intel’s leaders strongly believe that investing in employees is the best way to deliver on our long-term commitment to competitiveness, and that making employees owners of the Company is the best way to encourage employees to act in Intel’s and the stockholders’ best interests. A significant portion of many employees’ options are both underwater (meaning the exercise price for one stock option is greater than the market value of one share of Intel stock) and approaching expiration. As a result, these stock options have not delivered the value Intel intended or employees expected at the time they were granted. The Employee Stock Option Exchange Program is intended to increase the motivational and retention value of the stock program, and enable employees to contribute to and to participate in Intel’s future success, with no additional option expense to our stockholders. (For more information, see Section III.3)

Q2.	What are the terms of the Employee Stock Option Exchange Program?

The Employee Stock Option Exchange Program allows Eligible Employees to voluntarily exchange some or all of their underwater Eligible Options for a lesser number of New Options at a lower grant price. The exchange is not one-for-one. Instead, the number of New Options granted in exchange for Eligible Options is determined according to exchange ratios. The New Options will be treated like standard Intel stock options — with the same vesting, expiration, and accelerated vesting retirement schedule. All New Options will be completely unvested on the date of the grant, regardless of whether the Eligible Options you exchange for them are partially or wholly vested. The New Options will vest 25% per year over four years and will expire seven years from the date of grant. (For more information, see Section III.2)

Q3.	How long will I have to make a decision?

The Offer period is scheduled to open on Sept. 28, 2009 and is scheduled to close at 8 p.m., Pacific Time, on Oct. 30, 2009. You may change your decisions up to the closing time and date. All final decisions need to be received (which means you submitted and confirmed your decision in the My Option Exchange Tool, or the Computershare web tool or call center 8 p.m. Pacific Time on October 30, 2009, unless the expiration of the Offer is extended. Any decisions not received by that time will not be accepted. The closing date is subject to change. If this date is extended, you will be notified through Circuit, and for employees on leave through Computershare’s web tool and call center. No elections or changes may be made after the Offer period closes. In addition, Intel may terminate the Employee Stock Option Exchange Program and you will be notified if this happens. (For more information, see Section III.1)

Q4.	How do I know whether I’m eligible to participate in the Employee Stock Option Exchange Program?

In general, you are considered an Eligible Employee and can participate in the Employee Stock Option Exchange Program if you are employed by Intel or one of its subsidiaries, and you are employed throughout the duration of the Offer period (even if you are on a leave of absence or in an employment termination notice period), and you hold Eligible Options. Employees in certain countries outside the United States, may not be eligible because we do not offer stock options in that country or because Intel has decided not to implement the Employee Stock Option Exchange Program because of tax, legal or administrative barriers that are inconsistent with our compensation policies and practices. Intel’s Board of Directors and listed officers named in the Summary Compensation table in the 2009 Proxy Statement that Intel filed with the SEC are not eligible to participate. The listed officers are: Paul Otellini, Stacy Smith, Andy Bryant, Sean Maloney, and David Perlmutter. (For more information, see Section III.1 and Section III.11)

Q5.	Which of my stock options are eligible to be exchanged?

Eligible Options are stock options that were granted between Oct. 1, 2000 and Sept. 28, 2008 under any Intel stock option plan or Equity Incentive Plan, and that have an exercise price that is greater than the highest adjusted closing price of our common stock during the 52-week period preceding the end of the Offer period. Eligible Options include options granted under the SOP+ and ELTSOP programs. Stock options not eligible for the Employee Stock Option Exchange Program are stock options assumed in a merger or acquisition, incentive stock options, and any stock options already exercised, expired, terminated, or forfeited. Also, stock options held by an ineligible employee or former employee, and any stock options with a grant price below the highest adjusted closing price of our common stock during the 52-week period preceding the end of the Offer period are not eligible.

Because Intel’s stock price will fluctuate during the Offer period, options that are eligible when the Offer period opens may not be eligible when the Offer period closes.

In the My Option Exchange tool (or through Computershare if you are on a leave of absence) you will see a list of your Eligible Options as of the opening of the Offer period, including expiration dates, the grant price, and the number of options for each grant. (For more information, see Section III.1)

Q6.	Do I have flexibility in choosing which of my options to exchange?

Yes, you may elect to exchange your Eligible Options on a grant-by-grant basis. This means you may choose to exchange none, some, or all of your eligible grants. However, you cannot do a partial exchange for Eligible Options from the same grant. (For more information, see Section III.4)

Q7.	How do I participate in the Employee Stock Option Exchange Program?

You must submit your decision in the My Option Exchange tool on Circuit or if you are on any type of leave of absence, you will receive materials and instructions for making your election through Computershare if you don’t have access to Intel’s network. Your decision must be received by the time the Offer period closes, currently scheduled to be Oct. 30, 2009 at 8 p.m. Pacific Time. When you submit your election through Computershare’s web tool or call center, your exchange decision is confirmed when the confirmation page appears on your screen or the call center representative confirms your elections. For mailed elections, you will receive a confirmation statement by mail; however, you may also confirm your election through the Computershare web tool or call center. When you submit your election through My Option Exchange tool, you will be asked to confirm your agreement to the terms and conditions of the Employee Stock Option Exchange Program. (For more information, see Section III.4 and Section III.9)

Q8.	Once I register a decision to exchange does Intel need to validate my election before I get my New Options?

Yes, Intel needs to go through a validation process to ensure that all grants are eligible and accepted before you can receive your New Options after the Offer period closes. Although you may register a decision to exchange a particular grant, it does not mean that the grant will be automatically accepted for exchange. For example, if any eligible grants go below the highest adjusted closing price of our common stock during the 52-week period preceding the end of the Offer period, they would not be accepted for exchange and therefore no New Options would be granted in exchange for those formerly eligible grants. (For more information, see Section III.4)

Q9.	What will be the grant price and date of the New Options and when will I receive them?

Your New Options will have a grant price equal to the average of the high and low sales prices of Intel’s common stock on the date the New Options are granted. The New Options will be granted on the day the Offer period closes (currently scheduled for Oct. 30, 2009). Your New Options will then be posted to your

UBS account. You will receive an email notice asking you to either acknowledge or accept your New Options. (For more information, see Section III.2)

Q10.	Do the retirement acceleration rules apply to the New Option grant?

Yes, the standard retirement acceleration rules (age 60 and rule of 75) apply to the New Options. This includes New Options granted in exchange for Eligible Options from SOP+ and ELTSOP grants. If you are age 60 or older, you receive one year of additional vesting from your retirement date for every five years of service. Your vested and accelerated options expire on the earlier of your options’ expiration date(s) or the first anniversary of your termination date from Intel. Your unvested options are cancelled as of your retirement date. You meet the Rule of 75 if your age plus length of service (both calculated in completed, whole years) is equal to or greater than the number 75. You receive accelerated vesting of the options that would normally vest within one year of your retirement date. Your vested and accelerated options expire on the earlier of your options’ expiration date(s) or the first anniversary of your retirement date. Your unvested options are cancelled as of your retirement date. (For more information, see Section III.2)

Q11.	What resources do I have to help me make my decision?

The main resource to help you make your decision is this Offer to Exchange document, which outlines all of the terms and conditions of the Employee Stock Option Exchange Program. This Offer to Exchange document is available on Circuit. It will be mailed to you if you are on a leave of absence. It is important that you read all of the available information and understand how the Employee Stock Option Exchange Program works before you make your decision. Another valuable resource is the My Option Exchange tool that is available commencing on Sept. 28, 2009. It is where you can go to model different scenarios using your assumptions of Intel’s stock price growth rate in the future. The modeling graph may help you make a decision to either keep or exchange a particular stock option grant. You also have a number of informational resources available from the Employee Stock Option Exchange Program page on Circuit. (For more information, see Section III.4)

Q12.	How many New Options will I get in exchange for my Eligible Options?

The exchange ratio applicable to each of your Eligible Options and the number of New Options that may be granted in exchange for each of your Eligible Options is set forth on your personalized My Option Exchange tool on the Employee Stock Option Exchange Program page on Circuit and will be set forth in Schedule A to this Offer to Exchange document. Because the Employee Stock Option Exchange Program is intended to be approximately “value-for-value” at the time that we set the exchange ratios, the exchange ratios for Eligible Options are based on their exercise prices and maturities, such that the value of New Options you will receive approximates the value of Eligible Options that you exchange for them. The value of both Eligible Options and New Options is calculated at the time we set the exchange ratios using the Black-Scholes option pricing model, a widely accepted option valuation model. Of course underwater stock options will be less valuable than New Options, so you will have to exchange more than one Eligible Option to receive one New Option.

Because options with different exercise prices and expiration dates have different Black-Scholes values, different grants will have different exchange ratios. The exchange ratios will show you how many Eligible Options you need to exchange to get one New Option. The preliminary exchange ratios for each grant will be available when the Offer period opens. If there is significant movement in Intel’s share price or other Black-Scholes input variables after the preliminary ratios are established, we may need to reset the ratios toward the end of the Offer period to avoid generating significant incremental accounting expense in connection with the grant of New Options. When the ratios do become final, you will be notified and will have 10 business days to consider the final ratios before the Offer period closes.

If your total exchanged options would result in fewer than four New Options, Intel will round up your New Options so that you get a minimum of four New Options. (For more information, see Section III.2 and Schedule A)

Q13.	Why doesn’t the Employee Stock Option Exchange Program offer a one-for-one exchange?

The Employee Stock Option Exchange Program has been designed to balance the interests of Intel’s stockholders with those of employees. Because the exchange is approximately “value-for-value,” it should not result in New Options having a greater value than Eligible Options exchanged and therefore should not create additional compensation expense to Intel. Since underwater options will always be worth less than new currently priced options with roughly the same terms and conditions, the exchange cannot be one-for-one. (For more information, see Section III.2)

Q14.	Will I owe taxes if I exchange my Eligible Options?

The answer depends on the country where you live. In the U.S., for federal income tax purposes, the exchange of Eligible Options for New Options should be treated as a non-taxable exchange and no income should be recognized. However, it is your responsibility to understand your personal potential tax consequences. Eligible Employees who are subject to certain tax authorities outside of the U.S. should read the information in the Tax Addendum to this Offer to Exchange document. This information will be available to Eligible Employees on Circuit and in paper materials delivered to employees on a leave of absence when the Offer period opens. (For more information, see Section III.8 and the Tax Addendum Schedule B)

You should seek appropriate professional advice to determine how the tax or other laws of your country of employment, residence or citizenship apply to your particular situation.

Q15.	If I don’t want to exchange any of my Eligible Options, do I have to register a decision in the My Option Exchange tool or through one of the Computershare methods for submitting elections?

If you are not going to exchange any of your Eligible Options, you do not have to do anything. The My Option Exchange tool or one of the Computershare election methods (for those on a leave of absence) are for you to use if you want to exchange your Eligible Options. The decision to keep your existing options or exchange them for new ones could have significant financial impact on you in the future. We therefore encourage all employees to carefully review the Offer to Exchange document and, if you have access to Intel’s network, to use the tool and make the most informed and thoughtful decisions you can. (For more information, see Section III.4)

Q16.	What happens to options I choose not to exchange, or if I don’t use the My Option Exchange tool or a Computershare method to submit a decision?

Nothing will happen to the options you elect not to exchange. Your Eligible Options will remain outstanding until they are exercised or they expire by their original terms. They retain their current exercise price and vesting schedule, and all of the other terms and conditions of the original grant. (For more information, see Section III.4)

Q17.	Can I change my mind and withdraw from the Offer or decide to exchange additional options?

Yes, you may change your mind after you have submitted your election and withdraw (or add) some or all of your elected options from the Offer at any time before the Offer expires on the expiration date (which is currently scheduled to be October 30, 2009). If we extend the Offer period, you may withdraw your election at any time until the extended Offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election received before the Offer expires. If you mail your Computershare Paper Election Form, you should keep in mind the time it takes for your Computershare Paper Election Form to be received. If that Form is timely received after you submit elections through the Computershare call center or web tool, or through the My Option Exchange tool, your Computershare Paper Election Form will control. (For more information, see Section III.5)

Q18.	What if I withdraw my election and then decide again that I want to participate in the Employee Stock Option Exchange Program?

If you have withdrawn your election to participate and then decide again that you would like to participate in this Offer, you may re-elect to participate by submitting a new election through your personalized My Option Exchange tool after the date of your withdrawal but before the time the Offer expires or, if you were sent paper materials, by submitting a new election through Computershare’s website or call center, or by mailing a new properly completed Computershare Paper Election Form via regular mail or overnight delivery. The new Computershare Paper Election Form must be completed and your new Computershare Paper Election Form must be received before the Offer expires. You may change your mind about participating as many times as you wish, but you will be bound by the last properly submitted election received before the Offer expires. If you mail your Computershare Paper Election Form, you should keep in mind the time it takes for your Computershare Paper Election Form to be received. If that Form is timely received after you submit elections through the Computershare call center or web tool, or through the My Option Exchange tool, your Computershare Paper Election Form will control. (For more information, see Section III.5)

Q19.	Can I change my mind about which Eligible Options I want to exchange?

Yes, you may change your mind after you have submitted your elections through your personalized My Option Exchange tool or one of the Computershare methods for submitting your elections at any time before the Employee Stock Option Exchange Program expires. The Computershare methods are the Computershare’s web tool, the Computershare call center or overnight delivery or mail of the Computershare Paper Election Form. If we extend the expiration date, you may change your election at any time until the extended Offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election that is received before the Offer expires. If you mail your Computershare Paper Election Form, you should keep in mind the time it takes for your Computershare Paper Election Form to be received. If that Form is timely received after you submit elections through the Computershare call center or web tool, or through the My Option Exchange tool, your Computershare Paper Election Form will control. (For more information, see Section III.5)

Q20.	If I am on a leave of absence during the Offer period, can I still exchange my Eligible Options?

Yes, but your exchange decision still must be submitted and received before the Offer period closes, which is scheduled to be on Oct. 30, 2009 at 8 p.m., Pacific Time. If you have access to the Intel network we encourage you to use the My Option Exchange tool on Circuit. If you don’t have access to the Intel network, you will make your decision through Computershare. You will have a number of ways to register your decision with Computershare. You can use their web tool, or if you have no computer access you can call their call center or submit a Computershare Paper Election Form by overnight or regular mail. Regardless of the method you choose, the deadline for Intel to receive your decision will be the same date and no individual exceptions can be made for missing the deadline.

Q21.	If I am in redeployment status, or part of a separation program, can I still exchange my Eligible Options?

Yes, your redeployment (or separation program) status does not affect your ability to participate in the exchange as long as you are an Eligible Employee with Eligible Options during the entire exchange period. You are subject to all of the same terms and conditions of the Employee Stock Option Exchange Program applicable to all Eligible Employees. Keep in mind, however, that if you do exchange options, the first 25% will not vest until a year later and if you leave Intel prior to that time, the New Options will not be vested and you will be unable to exercise them. (For more information, see Section III.4)

Q22.	Are there any differences in the terms of the Eligible Options and the New Options I receive in exchange?

It is possible, depending on the year your Eligible Options were granted. Each New Option will be granted under the 2006 Equity Incentive Plan (EIP) and will be subject generally to the same terms and conditions currently applied to standard options granted in 2009 under the 2006 EIP for your particular country of employment. These terms may be different than the terms of the Eligible Options that you elect to exchange. The grant agreements can be found in the Employee Stock Option Exchange Program page on Circuit. If you received paper materials, the option grant agreement applicable for your country of employment will be included in the materials mailed to you. (For more information, see Section III.2)

Note: Standard options are options granted for Focal, at time of hire, or for an out-of-cycle promotion. Non-standard options are options under the SOP+ and ELTSOP programs, which do not provide for accelerated vesting upon retirement. SOP+ and ELTSOP program options, if exchanged, will be exchanged for standard options as just described.

Q23.	What happens to my New Options if I terminate employment with Intel?

In order to receive your New Options, you must be an employee of Intel or one of its subsidiaries on the grant date of the New Options. If you obtain New Options and subsequently leave Intel, the terms for termination of service apply. All vested stock options can be exercised within a certain period of time before they are canceled, and unvested stock options are forfeited and canceled as of the day you leave Intel. If you leave Intel prior to one year from the grant date, none of the New Options will have vested and therefore they cannot be exercised (unless they fall within the acceleration rules for retirement, death or disability). (For more information, see Section III.2)

Q24.	Can I exchange Eligible Options that have been transferred to another person or a trust?

Yes, if you have options that have been transferred to another person or a trust, Intel will consider those options as held by you and as Eligible Options for the exchange, as long as you have authority to exchange them. If you exchange them, the New Options associated with the transferred options will be included with the New Options granted to you. You will need to decide whether to transfer a portion of your New Options and go through the transfer process again. Only options granted to U.S. employees are transferrable. (For more information, see Section III.1)

Q25.	Why should I consider participating in this Employee Stock Option Exchange Program?

The Employee Stock Option Exchange Program provides a way to convert underwater options that are close to expiration, or possibly won’t yield value before they expire, into New Options. The New Options are not a guarantee of financial gain, but the Employee Stock Option Exchange Program allows you to start over by renewing your opportunity to benefit from stock ownership over the long term. Intel cannot provide advice on whether you should exchange your Eligible Options, or provide financial risk planning or tax planning advice, and we encourage you to talk to your personal legal counsel, accountant and/or financial advisor about whether you should exchange your options. As with any stock option, market conditions and stock price fluctuations will affect your future potential financial gain. (For more information, see Section II and Section III.3) We are not making any recommendation as to whether you should accept this Offer.

Q26.	What are the risks of exchanging or not exchanging my eligible stock options?

Participating in the Employee Stock Option Exchange Program includes the risk that the price of Intel stock may increase in the future to such an extent that the Eligible Options you exchanged might have been worth more than the New Options you received. Conversely, there is risk associated with keeping your Eligible Options, because the share price might increase at a rate that makes the New Options more valuable. Either way, Intel can make no guarantees or predictions about the future price of Intel stock.

In evaluating the Employee Stock Option Exchange Program, be aware that the future performance of Intel stock and the value of your options will depend upon a variety of factors. Due to these factors, there is a possibility that your Eligible Options may remain underwater or that your New Options may go underwater. In both cases, the options would then have no value. (See Section II - Risks of Participating in this Offer for risks of participating in the Employee Stock Option Exchange Program.)

Q27.	Are there any conditions to this Offer?

The completion of the Offer is not conditioned upon a minimum number of Eligible Options being exchanged; however, the completion of this Offer is subject to a number of customary conditions that are described in Section III.9 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange Eligible Options, though we may do so at our discretion. (For more information, see Section III.9)

Q28.	Where can I go if I have additional questions?

If you have a question about how the Employee Stock Option Exchange Program works, need help navigating through the My Option Exchange tool, or would like to connect with a customer service representative, contact Get Help (Ask ES) via Circuit. Contact eCenter in countries where Get Help (Ask ES) is not available. If the My Option Exchange tool is not functioning correctly please contact the IT contact center by selecting Service Desk under Support Services on Circuit.

If you receive paper materials because you are on a leave of absence, you can contact a Computershare call center representative at 1-866-680-3582 (United States and Canada), or your local toll free access code (outside the United States) which is included in your paper materials. The Computershare call center representative may not be authorized to answer some questions. In that case, you will be referred to an Intel contact center representative, and you should identify yourself as an employee on a leave of absence and a “manual process participant.” This will allow them to better serve you. (For more information, see Section III.4)

Note: Your personalized My Option Exchange tool will be available when the Offer period opens on Sept. 28, 2009.

Q29.	How will I be notified of any changes to or new information regarding the Employee Stock Option Exchange Program?

We will notify you of any changes to or new information regarding the Employee Stock Option Exchange Program, including any extension of the expiration date and finalization of the exchange ratios, by posting an announcement either in the main page of Circuit, the Employee Stock Option Exchange Program page on Circuit, or both. For Eligible Employees who receive paper materials, posting of the announcement will occur on the Computershare website, at the internet address shown in the paper materials. In addition, you can contact the Computershare call center to determine if there have been any announcements regarding the program. Lastly, any changes or new information will be filed with the SEC under a Schedule TO-I/A. You may obtain a copy of the Schedule TO-I/A at Intel’s investor relations website at www.intc.com/sec.cfm, or www.sec.gov. Intel’s investor relations website has a function that will send an alert to you when Intel files forms with the SEC. You can also obtain a copy of the Schedule TO-I/A without charge by contacting our Investor Relations department at 2200 Mission College Blvd., RNB 4-148, Santa Clara, CA 95054.

Q30.	Why do the 2004 grants with prices between $26.00 and $27.99 have a lower exchange ratio than the grants with prices between $23.00 and $23.99 for that year?

Intel uses the Black-Scholes model to value the options and determine exchange ratios. One of the key variables in Black-Scholes that drives value is the expected life or “term” of an option.

The 2004 options with the price range of $26.00 to $27.99 were granted in April of 2004. Most of these were Focal grants and they have 10-year terms. Because of their 10-year term, those options will not expire until April of 2014, approximately 4.5 years from now.

In mid 2004, stockholders approved the 2004 Equity Incentive Plan which resulted in a change in term from 10 years to 7 years. As a result of this change, options granted in the last half of 2004 have a 7-year term. The options with prices between $23.00 and $23.99 were granted in the last half of 2004. Because of their shorter term, these lower-priced options will expire in approximately 2 years — a full 2.5 years earlier than the higher-priced options granted in April of the same year.

Even though the options granted in April of 2004 have higher grant prices than those granted in the last half of 2004, the longer remaining term of the April grants offsets the higher grant price in the Black-Scholes model and yields a lower exchange ratio.

II. RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves a number of risks and uncertainties. Conversely, there are risks associated with keeping your Eligible Options and deciding not to tender them in the Offer. We describe some of those risks below. Information concerning risk factors also is included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2008, as well as our Quarterly Reports on Form 10-Q for the quarters ended March 28, 2009 and June 27, 2009, is incorporated by reference into this Offer. In addition, matters discussed in forward-looking statements contained in this Offer are subject to risks, uncertainties and other factors, such as those set forth below and in our Annual and Quarterly Reports, that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange or in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Copies of these filings may be obtained as described in Section III.18. You should carefully consider these risks and you are encouraged to consult your investment, tax and legal advisors before deciding to participate in the Offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences, as well as the rest of this Offer to Exchange, for a more in-depth discussion of the risks that may apply to you before deciding to participate in the Offer.

The following discussion should be read in conjunction with the financial information in Section III.19, as well as our financial statements and notes to the financial statements included on our most recent Forms 10-K, 10-Q and 8-K.

Risks That Are Specific to This Offer

If you exchange Eligible Options for New Options in the Offer and your employment with the Company terminates before the New Options fully vest, you will forfeit any unvested portion of your New Options.

If you elect to participate in the Offer, none of the New Options you receive will be vested on the date of grant. Each New Option will be subject to a four-year vesting schedule. Generally, if you cease to be employed by us, any New Options held by you will not continue to vest and any unvested portion of the New Options will be cancelled as of your date of termination. Accordingly, if you exchange Eligible Options for New Options in the Offer and your employment with us terminates for reasons other than death, disability or retirement before the New Options fully vest, you will forfeit any unvested portion of your New Options even if the Eligible Options surrendered in the Offer were vested at the time of the exchange.

Nothing in the Offer should be construed to confer upon you the right to remain an employee of Intel or one of its subsidiaries. The terms of your employment with us are not affected or changed by the Offer. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the New Option grant date or thereafter.

The value of the New Options that you receive in the Offer may be less than the value of the Eligible Options that you surrendered in the Offer.

We have designed the Offer with the intention of granting New Options that do not result in significant additional compensation expense to the Company. The exchange ratios therefore have been established so that the aggregate fair value of Eligible Options surrendered in exchange for New Options granted have been determined in a manner intended to result in the grant of New Options with an aggregate fair value that is not greater than the aggregate fair value of the Eligible Options they replace, with fair values calculated as of the time that we set the exchange ratios using the Black-Scholes option pricing model. Consequently, the number of New Options granted will be less than the number of Eligible Options tendered for exchange.

Because the number of shares that will be subject to New Options is lower than the number of shares subject to Eligible Options for which they are exchanged, it is possible that, at some point in the future, your surrendered

Eligible Options would have been economically more valuable than the New Options granted in the Offer. For example, assume the following hypothetical situation:

•	You have options from 2003 to purchase 1,000 shares at an exercise price of $31.83 with an exchange ratio of 2.5 to 1, and options from 2004 to purchase 1,500 shares at an exercise price of $26.99 with an exchange ratio of 1.9 to 1, and

•	The exercise price of the New Options is $19.00.

Also assume that, as shown in the chart below, the exchange ratios are set so that by exchanging your 2003 grant, you would receive 400 New Options at the new exercise price of $19.00 per share. And by exchanging your 2004 grant, you would receive 789 New Options, also at $19.00 per share.

	Exercise Price of	Number of	Exercise Price of		Number of
	Eligible Option	Eligible Options	New Options*	Exchange Ratio	New Options

2003 grant	$31.83	1,000	$19.00	2.5 - to - 1	400
2004 grant	$26.99	1,500	$19.00	1.9 - to - 1	789

*	NOTE: The actual exercise price of New Options will be established on the day they are granted, which will occur on the day of the expiration of the Offer. These exercise prices and the exchange ratios in this example are hypothetical and for illustrative purposes only.

As shown by the table below, depending on the price of our shares, the Eligible Options could have a higher value than New Options granted in exchange for those Eligible Options, meaning that in certain cases you could have a greater pre-tax profit if you had retained the Eligible Options, exercised them and immediately sold the shares, than if you had exchanged them for New Options, exercised the New Options and sold the shares. The share price at which the Eligible Options become more valuable than New Options depends upon a number of factors, including the exercise price of the Eligible Option and the New Option and the applicable exchange ratio.

Profits from Exchanging or Not Exchanging Eligible Options Based on Hypothetical Exercise Prices and Exchange Ratios

	2003 Grant		2004 Grant
	Eligible Options	Eligible Options	Eligible Options	Eligible Options
	Not Exchanged	Exchanged	Not Exchanged	Exchanged

If the stock price is:	Potential gain of 1,000 options at existing exercise price of $31.83:	Potential gain of 400 New Options at new exercise price of $19.00:	Potential gain of 1,500 options at existing exercise price of $26.99:	Potential gain of 789 New Options at new exercise price of $19.00:
Less than $17.00	0	0	0	0
$20.00	0	$400	0	$789
$32.00	$170	$5,200	$7,515	$10,257
$44.00	$12,170	$10,000	$25,515	$19,725

Note that the foregoing example is provided by way of information only. Amounts shown as “potential gain” represent hypothetical values before taking into account the effect of income taxes and brokerage commissions, based on the assumption that options are exercised and Intel common shares received upon the option exercise are sold at the share prices indicated in the left hand column.

If the Company is acquired by or merges with another company, the value of the New Options that you receive in the Offer may ultimately be less than the value of the Eligible Options that you surrendered in the Offer.

A transaction involving the Company, such as a merger or other acquisition, could have a substantial effect on our share price, including significantly increasing the price of our common shares. Depending on the structure and terms of this type of transaction, holders of Eligible Options who elect to participate in the Offer might receive less of a benefit from the appreciation in the price of our common shares resulting from the merger or acquisition. This could result in a greater financial benefit for those holders of Eligible Options who did not participate in this Offer and retained their Eligible Options.

A transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. Generally, if you cease to be employed by us for reasons other than death, disability or retirement, any New Options held by you will not continue to vest and any unvested portion of the New Options will be cancelled as of your date of termination. If you exchange Eligible Options for New Options in the Offer and your employment with us terminates before the New Options fully vest, you will forfeit any unvested portion of your New Options even if the Eligible Options surrendered in the Offer were vested at the time of the exchange. There is no certainty as to how options, and in particular unvested options, will be treated in an acquisition. It is possible that the treatment of New Options in any such transaction may be less favorable than the treatment of Eligible Options.

The exchange ratio used in the Offer may not accurately reflect the value of your Eligible Options at the time of their exchange.

The calculation of the exchange ratio for the Eligible Options in the Offer was based on the valuation method that we apply for accounting purposes and relies on numerous assumptions. If a different method or different assumptions had been used, or if the exchange ratios had been calculated as of a different date, the exchange ratio for an Eligible Option may have varied from the applicable exchange ratio reflected in this Offer. The valuation method that we used for establishing the exchange ratios is designed to estimate a fair value of options as of the date the exchange ratios were calculated and is not a prediction of the future value that might be realized through Eligible Options or New Options.

If you are subject to non-U.S. tax laws, even if you are a resident of the United States, there may be tax, social insurance or other consequences of participating in the Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax, social insurance or other consequences that may apply to you. You should read the country-specific tax information set forth in the Tax Addendum Schedule B to this Offer to Exchange, which is available to Eligible Employees through the Employee Stock Option Exchange Program page on Circuit and the paper materials sent to Eligible Employees in such jurisdictions. These materials discuss the tax and social insurance consequences and other issues related to participation in the Offer for your country of residence. You are encouraged to consult your own tax advisors to discuss these consequences.

Risks Relating to Our Business Generally

You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the fiscal year ended December 27, 2008, as well as our Quarterly Reports on Form 10-Q for the quarters ended March 28, 2009 and June 27, 2009, and also the information provided in this Offer to Exchange document and the other materials that we have filed with the SEC, before making a decision on whether to surrender your Eligible Options for exchange. You may access these filings electronically at the SEC’s website at www.sec.gov or on our website at the investor page at www.intc.com. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred without charge. See Section III.18 for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

III. THE OFFER

The following information provides important additional details regarding the Offer.

1.	General; Eligibility; Offer Expiration Time

Intel is offering certain employees a limited opportunity to voluntarily exchange certain employee stock options for New Options covering a lesser number of Intel common shares. The Offer is described in and subject to the terms and conditions set forth in this Offer to Exchange.

Eligible Employees.  With the exception of the excluded individuals described below, all employees who are employed by us or one of our subsidiaries on the date we commence the Offer, and who continue to be employed by us or one of our subsidiaries through the expiration of the Offer, will be eligible to participate in the Employee Stock Option Exchange Program if they hold Eligible Options.

Employees on a leave of absence during the Offer period may participate in the Offer. All Eligible Employees, including those on leave during the Offer period, are subject to the same deadline to tender Eligible Options pursuant to this Offer.

Current and former members of our Board of Directors and our listed officers (those executive officers named in the Summary Compensation table included in the 2009 Proxy Statement that we filed with the SEC) are not eligible to participate in the Employee Stock Option Exchange Program. Although we currently intend to make the Employee Stock Option Exchange Program available to our employees who are located outside of the United States, we may exclude certain employees in countries outside the United States from the Offer if we determine that extending the Offer in a particular jurisdiction would have tax, regulatory or other implications that are inconsistent with our compensation policies and practices. However, we may take the actions necessary for us to make the Offer to holders of Eligible Options in any of these jurisdictions.

Eligible Options.  We are offering to exchange only Intel stock options that are Eligible Options. Eligible Options are stock options exercisable for Intel common shares that:

•	were granted between October 1, 2000 and September 28, 2008 under any Intel stock option plan or equity incentive plan;

•	were not originally options of another issuer which had been assumed by Intel in a merger or acquisition

•	have an exercise price that is greater than the highest adjusted closing price of our common stock during the 52-week period preceding the end of the Offer period (as of September 15, 2009, that price is $20.32 per share);

•	are not incentive stock options; and

•	are outstanding (that is, are not previously exercised, expired, terminated or forfeited) and held by an Eligible Employee as of the start date of the program and at the time the Offer expires.

Eligible Options include vested and unvested nonqualified stock options. All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

The equity incentive plans under which Eligible Options have been granted include the following plans adopted by us (collectively, the “Plans”):

•	Intel Corporation 1984 Stock Option Plan;

•	Intel Corporation 1997 Stock Option Plan;

•	Intel Corporation 2004 Equity Incentive Plan; and

•	Intel Corporation 2006 Equity Incentive Plan (the “2006 EIP”).

We will determine which stock option grants are Eligible Options under the Employee Stock Option Exchange Program for purposes of the Offer.

If a stock option that you hold (either vested or unvested) expires, terminates or is forfeited before the date the Offer expires, whether because of termination of your employment or otherwise, that stock option will not be an Eligible Option. If a vested employee stock option is exercised before the date the Offer expires, that stock option likewise will not be an Eligible Option. Only stock options that have not expired, terminated, been forfeited or been exercised, that remain outstanding on the date the Offer expires and that are held by an Intel employee will be Eligible Options. If you have transferred stock options that otherwise satisfy the definition of Eligible Options to a trust that you control or you control certain stock options that are subject to a domestic relations order, we will consider those options as held by you and as Eligible Options for the exchange, as long as you have full authority to exchange them. If you exchange them, the New Options associated with the transferred options will be included with the New Options granted to you. You will need to decide whether to transfer a portion of your New Options and go through the transfer process again. Only options granted to U.S. employees are transferable.

To help you in reviewing your outstanding Eligible Options, we are providing you a list of your grants of Eligible Options, including the option expiration dates, the exercise price of your options and the number of Eligible Options. This information will be available to you once you enter your personalized My Option Exchange tool located in the Employee Stock Option Exchange Program page on Circuit by going to Circuit Home > My Life & Career > My Finances > Stock. The information regarding your Eligible Options provided in your personalized My Option Exchange tool is initially as of September 28, 2009 and will be updated to reflect any changes subsequent to such date.

If you received paper materials, we are providing you with a list of your grants of Eligible Options, including the grant date, the exercise price and the number of Eligible Options (which shows as “# of Shares Subject to the Eligible Options”). This information will be included on your personal paper election form/notice of withdrawal/change of election form (the “Computershare Paper Election Form”) in the paper materials that we mailed to you. The information regarding your Eligible Options provided on your Computershare Paper Election Form is as of September 28, 2009 and will not be updated to reflect any changes subsequent to such date, including any changes in the eligibility of the options that you hold if your employment were to terminate.

If your employment with the Company terminates before the Offer Expires, the existing terms of your option agreements and the Plans will govern the impact of employment termination on your options.

Offer Expiration Time.  The Offer will begin at approximately 2:00 p.m., Pacific Time, on September 28, 2009 and is scheduled to expire at 8:00 p.m., Pacific Time, on Friday, October 30, 2009 (or, if we extend the Offer period, a later date that we will specify). We currently have no plans to extend the Offer beyond October 30, 2009. However, if we do extend the Offer, we intend to announce the extension by posting an announcement no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration date. Posting of the announcement will occur either in main page of Circuit, the Employee Stock Option Exchange Program page on Circuit, or both. In addition, if we extend the expiration of the Offer, that information will be available by contacting the company’s Get Help (Ask ES) department through Circuit or on the telephone; or if you received paper materials, by calling the Computershare call center. Lastly, if an extension is announced, the announcement will be filed with the SEC under a Schedule TO-I/A. You may obtain a copy of the Schedule TO-I/A at Intel’s investor relations website at www.intc.com/sec.cfm, or www.sec.gov. Intel’s investor relations website has a function that will send an alert to you when Intel files forms with the SEC. You can also obtain a copy of the Schedule TO-I/A without charge by contacting our Investor Relations department at 2200 Mission College Blvd., RNB 4-148, Santa Clara, CA 95054. See Section III.7 for a description of our rights to extend, delay, terminate and amend the Offer.

Change in Eligible Options.  In the event stock options that are Eligible Options at the beginning of the Offer become stock options that are not Eligible Options, we intend to announce which grants of Eligible Options are no longer Eligible Options. The announcement will be posted as described above and the personalized My Option Exchange tools and Computershare web tool and call center for the Employee Stock Option Exchange Program will be updated. The announcement will be filed with SEC under a Schedule TO-I/A; therefore, you may obtain a copy of the filing as described above.

A “business day” means any day other than a Saturday, a Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 a.m. (midnight) Eastern Time.

No Impact on Future Awards.  Your decision to participate or not to participate in the Offer will not have any effect on whether or not you are eligible to receive future option grants or other equity awards. Eligibility for future option grants and equity awards will remain subject to the discretion of the Company and will not depend on whether you participate in the Offer.

2.	Terms of New Options

The New Options issued in exchange for Eligible Options will be issued under the 2006 EIP. These terms of New Options may be different than the terms of the Eligible Options that you tender for exchange. The grant agreements can be found in the Employee Stock Option Exchange Program page on Circuit. If you received paper materials, the option grant agreement applicable for your country of employment will be included in the materials mailed to you.

The Employee Stock Option Exchange Program is not a one-for-one exchange. Eligible Employees surrendering outstanding Eligible Options will receive fewer New Options. The New Options will be unvested at grant and, once vested, will be exercisable for a lesser number of common shares, but which have approximately the same fair value as the Eligible Options surrendered. The number of surrendered Eligible Options necessary to receive one New Option is referred to as the “exchange ratio.”

Each grant of Eligible Options has been assigned a preliminary exchange ratio. The preliminary exchange ratios for the Eligible Options are shown in Schedule A to this Offer to Exchange.

The number of New Options granted in exchange for the Eligible Options tendered for exchange pursuant to this Offer will be determined by a two step process. Step 1, for each grant of submitted and accepted Eligible Options, the number of Eligible Options are converted into a number of New Options, truncated to the nearest thousandth decimal place. Step 2, the numbers of New Options from the first step are aggregated and rounded down to the nearest whole number. One New Option is an option to purchase one share of Intel stock. However, in the event the aggregate number of New Options is fewer than four New Options, the minimum number of New Options will be four.

For example:

•	An Eligible Employee tendered for exchange 1,000 Eligible Options granted on June 12, 2001, with an exchange ratio of 18.5 Eligible Options to one New Option, and tendered 500 Eligible Options granted on April 19, 2007, with an exchange ratio of 1.7 Eligible Options to one New Option. Step 1 is to convert the June 12, 2001 grant into 54.054 New Options (1,000 divided by 18.5, truncated to three decimal places) and the April 19, 2007 grant into 294.118 New Options (500 divided by 1.7, truncated to three decimal places). Step 2 is to aggregate the number of New Options from Step 1 and round down to the nearest whole number 348 (54.054 + 294.118 = 348.172, rounded down to 348).

•	If an Eligible Employee exchanged only 6 Eligible Options granted on April 19, 2007 and the exchange ratio was one New Option for every 1.7 surrendered Eligible Options, the Eligible Employee would receive 4 New Options in exchange for the surrendered Eligible Options (because 6 divided by 1.7 is less than 4, the grant would be 4 New Options).

The preliminary exchange ratio applicable to each of your Eligible Options and the number of New Options that may be granted in exchange for each of your Eligible Options is set forth on your personalized My Option Exchange tool on the Employee Stock Option Exchange Program page on Circuit or, if you received paper materials, is included in your package of materials. The preliminary exchange ratios will become final or reset before the expiration of the Offer.

Finalization of Exchange Ratios.  We will announce final exchange ratios through a posting made either in main page of Circuit, the Employee Stock Option Exchange Program page on Circuit, or both. Final exchange ratios will either be the preliminary exchange ratios shown in Schedule A to this Offer to Exchange (or shown in your personalized My Option Exchange tool), in which case the announcement is intended to say that the preliminary exchange ratios are now the final exchange ratios, or they will be new and revised exchange ratios that will be shown in an amended Schedule A to this Offer to Exchange. Your My Option Exchange tool will be updated to reflect the final or revised exchange ratios. Computershare Paper Election Forms will not contain exchange ratios. You will be required to apply the preliminary or amended Schedule A ratios to your Computershare Paper Election Form. In addition, final exchange ratios will be available by contacting the company’s Get Help (Ask ES) department through Circuit or on the telephone; or if you received paper materials, by calling the Computershare call center or logging into the Computershare website. Lastly, when final ratios are announced, the announcement and the amended Schedule A will be filed with the SEC under a Schedule TO-I/A. You may obtain a copy of the Schedule TO-I/A at Intel’s investor relations website at www.intc.com/sec.cfm, or www.sec.gov. Intel’s investor relations website has a function that will send an alert to you when Intel files forms with the SEC. You can also obtain a copy of the Schedule TO-I/A without charge by contacting our Investor Relations department at 2200 Mission College Blvd., RNB 4-148, Santa Clara, CA 95054.

Further Information Regarding the Exchange Ratios.  The exchange ratios have been determined in a manner intended to result in the grant of New Options with an aggregate fair value (as determined under accounting rules) that does not exceed the aggregate fair value of the Eligible Options they replace calculated as of the time that we set the exchange ratios. We established the exchange ratios using this method with the intention of not generating incremental compensation expense in connection with the grant of New Options. We based the exchange ratios on the fair value of the Eligible Options and the fair value of New Options, using the “Black-Scholes option pricing model,” which takes into account many variables, such as the average of the high and low sales prices of our common shares as quoted on NASDAQ, the implied volatility of our common shares, risk-free interest rates, expected dividends and the expected term of an option. This is the same model that we use for financial reporting purposes. For calculating the fair value of the Eligible Options and New Options using the Black-Scholes option pricing model, we used assumptions consistent with those used in calculating Intel’s equity compensation expense for all options granted to employees.

After calculating the values of the Eligible Options and the New Options under the Black-Scholes option pricing model using the factors discussed above, we grouped Eligible Options based on their exercise prices and maturities. We determined the exchange ratio for those groups of Eligible Options such that the value of New Options eligible employees may receive approximates the value of Eligible Options to be exchanged, calculated as of the date that we established the exchange ratios. However, the exchange ratio applicable to any particular grant of Eligible Options may have a fair value that is slightly higher than the fair value of the New Options for which it may be exchanged, and the relative fair values of Eligible Options and New Options will vary between the time that we establish the exchange ratios and the expiration of the Offer.

Terms of New Options.  Each New Option will be granted under the 2006 EIP and will be subject to the same terms and conditions that we currently apply to options granted in 2009 under the 2006 EIP for each particular country of employment (with the exception of new acceptance requirements in Belgium). None of the New Options will qualify as an incentive stock option for U.S. income tax purposes. The forms of the option grant agreements for New Options, setting forth the terms and conditions that will be applicable to the New Options, are available on the Employee Stock Option Exchange Program page on Circuit, and the applicable forms are included in the paper materials mailed to certain Eligible Employees. Except for Belgium, upon acceptance of tendered Eligible Options and grant of your New Options, normal country-specific grant acceptance or acknowledgment requirements will apply. New Belgium acceptance requirements are shown in the Belgium grant agreement applicable to New Options under Employee Stock Option Exchange Program. The New Options will have the following terms:

•	Each New Option will have an exercise price equal to the average of the high and low sales prices of Intel’s common stock on the date the New Options are granted, which will occur on the day of the expiration of the Offer;

•	Each New Option will vest in 25% increments over a four-year period from the grant date;

•	The term of each New Option will be seven years from the date the New Options are granted; and

•	The number of New Options will be less than number of Eligible Options tendered for exchange.

Further information regarding the terms applicable to New Options is set forth below. In addition, Eligible Employees who are not employed in the U.S. should read the tax addendum for country-specific tax information set forth in Schedule B to this Offer to Exchange has been filed and is available at www.sec.gov. This country-specific tax information is available to Eligible Employees through the Employee Stock Option Exchange Program page on Circuit and in paper materials delivered to Eligible Employees in such jurisdictions who are on a leave of absence.

Exercise Price.  The Offer will extend for at least twenty (20) business days from the date it commences. The New Options will be granted on the day of the expiration of the Offer. All New Options will have an exercise price equal to the average of the high and low sales prices of the Intel’s common stock on the date the New Options are granted, as quoted on NASDAQ. The terms of the Employee Stock Option Exchange Program, including the date that the Offer concludes, are subject to governmental requirements which could result in concluding the Offer at a later date. Additionally, the Compensation Committee of the Board of Directors may otherwise decide to amend, postpone or not proceed with the commencement of the Offer, or under certain circumstances, cancel the Offer once it has commenced. See Section III.9. “Conditions to Completion of the Offer.” On September 15, 2009, the closing price of our common shares as reported on the NASDAQ Global Select Market was $19.55 per share.

Vesting.  Our employee stock options cannot be exercised until they vest, with vesting based upon the employee’s continued employment with us or one of our subsidiaries. None of the New Options will be vested on the date of grant. New Options will be subject to a four-year vesting period (25% increments on each anniversary of the grant date for four years). Vesting acceleration, however, applies for death or meeting the definitions of retirement and disability set forth in the grant agreement.

You should also keep in mind that if you exchange Eligible Options for New Options and you cease to be employed by Intel or one of our subsidiaries before the shares subject to the New Options vest, you generally will forfeit any unvested portion of your New Options, even if the Eligible Options that you surrendered to receive the New Options were vested at the time the Eligible Options were surrendered.

Term.  The term of each New Option will be seven years from the grant date, subject to earlier expiration upon termination of employment under certain circumstances. Generally, if an Eligible Employee ceases to be employed by us for reasons other than death, disability or retirement, any New Option held by such employee will not continue to vest and any unvested portion of the New Option will be cancelled as of the Eligible Employee’s date of termination. Any vested, unexercised portion of the New Option will generally be exercisable for ninety (90) days after termination for any reason other than death, disability or retirement. Nothing in the Offer should be construed to confer upon you the right to remain an employee of the Company or one of our subsidiaries. The terms of your employment with us are not affected or changed by the Offer. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain an employee of Intel or one of our subsidiaries until the grant date for the New Options or thereafter.

Other Terms and Conditions.  The other terms and conditions of the New Options will be set forth in an option grant agreement for your particular country of employment. The option grant agreement must be either acknowledged or accepted within a certain timeframe after the New Option grant date and is otherwise governed by the terms and conditions of the 2006 EIP. These additional terms and conditions will be generally comparable to the other terms and conditions of the Eligible Options. New Options will be characterized for U.S. federal income tax purposes as nonqualified stock options. The common shares for which the New Options may be exercised are currently registered on a registration statement filed with the SEC.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF INTEL OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US ARE NOT AFFECTED OR CHANGED BY THE OFFER. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN AN EMPLOYEE OF THE COMPANY OR ONE OF OUR SUBSIDIARIES UNTIL THE GRANT DATE FOR THE NEW OPTIONS OR THEREAFTER.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE EMPLOYED BY US BEFORE THE NEW OPTIONS VEST, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTIONS.

3.	Purpose of the Offer

We have been granting stock options to our employees for more than 25 years, seeking to align employees’ economic interests with the interests of our stockholders. However, the price of Intel common stock, along with that of other semiconductor companies, has been significantly impacted by the worldwide economic downturn. As of December 26, 2008, more than 99% of our outstanding stock option grants were underwater (meaning the stock option exercise price exceeded the market price of Intel common stock). We consider our employees an important component in our drive to enhance our competitive position and to prepare for future success. Many of our employees are engineers, scientists, and other specialists who are working on important multi-year research and development projects or have skills that they have developed over the years and would be difficult to replace. The Employee Stock Option Exchange Program would help to address both of these concerns and reinvigorate a culture based on employee stock ownership.

Further, successful execution of the Employee Stock Option Exchange Program would significantly reduce our “overhang” (equity awards outstanding but not exercised, plus equity awards available to be granted, divided by total common shares outstanding at the end of the year). Underwater stock option awards have little or no employee retention value but remain in overhang until they are exercised, expire, or are cancelled. Our overhang on December 27, 2008 was 15.3% (679 million equity awards outstanding plus 174 million shares available for future grant divided by 5,562 million total common shares outstanding). We expect that through the Employee Stock Option Exchange Program a reduction in overhang will occur. Participating employees will receive fewer new stock options than the number of stock options being surrendered, and surrendered stock options will be cancelled; those options granted under prior plans will not be re-issued. The total overhang reduction is difficult to estimate and will only be known when the actual exchange is complete.

Lastly, the Employee Stock Option Exchange Program will allow us to repurpose expense already allocated to equity awards, to enhance employee motivation and retention rather than incur new, additional costs to achieve the same result. Generally, when stock options are granted to employees, the company bears an expense that reduces its net income. This expense (known as share-based compensation) is calculated at the time a stock option is granted based on the determined value of each stock option when granted. Intel is using a mathematical formula known as the Black-Scholes option pricing model to determine the value of each stock option. We started recognizing share-based compensation in 2006 as a result of the adoption of the accounting standard that required share-based compensation expensing. As of December 27, 2008, there was $335 million in unrecognized compensation costs related to outstanding stock options to be expensed in 2009 and beyond; however, at current stock prices, these outstanding stock option awards are of limited benefit in motivating and retaining our employees. Through the Employee Stock Option Exchange Program, we believe that we can increase the significance of these stock option awards for our employees and provide a more meaningful incentive.

4.	Procedures for Tendering Eligible Options

The Offer expires at 8:00 p.m., Pacific Time, on Monday, October 30, 2009. Unless we extend the Offer for all Eligible Employees, no exceptions will be made to this deadline. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Offer at any time. If we extend the Offer, we will announce the extension and the new expiration date no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled expiration date. See Section III.1. for a description of the manner in which Eligible Employees will be notified.

Through the Employee Stock Option Exchange Program page on Circuit.  If you want to exchange any of your Eligible Options, you must submit your election before this Offer expires. Unless you do not have access to Intel’s network, you may submit your election by using your personalized My Option Exchange tool located in the Employee Stock Option Exchange Program page on Circuit. You will receive an email at your Intel email address that announces the beginning of the Offer. Your email announcement will contain links to the Employee Stock Option Exchange Program page on Circuit and your personalized My Option Exchange tool. If you received an email announcing the Offer, you are encouraged to submit your election through your personalized My Option Exchange tool through Circuit. If you wish to participate with the Computershare Paper Election Form, you may contact either Get Help (Ask ES) or eCenter, if Get Help (Ask ES) is not available in your employment location. Contact information is available at the Employee Stock Option Exchange Program page on Circuit.

Recipients of paper materials regarding the Employee Stock Option Exchange Program.  If you are on a leave of absence and have access to Intel’s network and you wish to participate in the Employee Stock Option Exchange Program, you may participate by submitting your elections through your personalized My Option Exchange tool or through the participation methods available through Computershare, described below.

If you received paper materials relating to the Employee Stock Option Exchange Program through the mail, and you do not have access to Intel’s network, you may submit your elections with Computershare in any of the following three ways:

•	Through the Computershare Website. You may submit an election to exchange Eligible Options using Computershare’s web tool, available at www.participantchoice.com/tenderoffer/Intel. Log on to the website using the User ID provided in the Computershare Paper Election Form included with the paper materials mailed to you and the PIN mailed to you in a separate letter. Then, follow the onscreen instructions to register and submit your election. You must submit your election before the expiration of the Offer, currently scheduled to be 8:00 p.m., Pacific Time on October 30, 2009.

•	By Contacting Computershare via Telephone. You may submit an election to exchange Eligible Options by calling Computershare’s call center at 1-866-680-3582 (United States and Canada) or by using your local toll free access code included in the cover letter to your paper materials (outside the United States). Give the call center representative your name and personal validation information. Call center hours are 5:00 a.m. to 4:00 p.m. Pacific Time from September 28, 2009 through October 16, 2009 and 5:00 a.m. to 8:00 p.m. Pacific Time from October 19, 2009 through expiration of the Offer. You must submit your election before the expiration of the Offer, currently scheduled to be 8:00 p.m., Pacific Time on October 30, 2009.

•	By Overnight Delivery or Mail. You may submit a personalized Computershare Paper Election Form to exchange Eligible Options by overnight delivery or mail. To submit a Computershare Paper Election Form using this method, you must complete, sign and date your personalized Computershare Paper Election Form and mail it to Computershare by overnight delivery mail or regular mail at the following address:

Computershare
PO Box 43078
Providence, RI 02940-3078

Computershare must receive your completed, signed and dated personal Computershare Paper Election Form before the expiration of the Offer, currently scheduled to be 8:00 p.m., Pacific Time on October 30, 2009. You can confirm receipt of the Computershare Paper Election Form by calling Computershare’s call center at 1-866-680-3582 (United States and Canada) or your local toll free access code (outside the United States). Call center hours are 5:00 a.m. to 4:00 p.m. Pacific Time from September 30, 2009 through October 16, 2009 and 5:00 a.m. to 8:00 p.m. Pacific Time from October 19, 2009 through October 30, 2009.

Options held in a trust or similar account.  Eligible Employees who control Eligible Options held in a trust or other similar type of account will be sent an email with a personalized Computershare Paper Election Form for the options held through the trust or similar account, and may only submit elections with respect to those options through the Computershare Paper Election Form using the Computershare overnight delivery or mail process explained above.

Responses submitted by any other means, including hand delivery or a face-to-face conversation with an Employee Stock Option Exchange Program telephone operator, are not permitted.

The proper submission or delivery of all materials, including elections, changes of elections and withdrawals, is your responsibility. Only responses that are complete and actually received by the deadline will be eligible to be accepted. If your election is not received by the Offer expiration time, you will be deemed to have rejected this Offer.

If you elect to participate in the Offer, you may elect to tender your Eligible Options on a grant-by-grant basis. So, if you elect to tender any Eligible Options granted to you on a particular grant date, you must tender all Eligible Options granted to you for that grant date to the extent not previously exercised. However, you may choose to tender options granted on one grant date but not another grant date.

You do not need to return your stock option agreements relating to any tendered Eligible Options, as they automatically will be cancelled if we accept the Eligible Options that you tender for exchange.

For elections submitted through your personalized My Option Exchange tool, a confirmation email will be generated when you submit your election and again if you submit any change in your election or withdraw your election. You should print and save a copy of the confirmation for your records. If you receive paper materials and you submit your election, a change in your election or a withdrawal of your election to the Company, we intend to send you a confirmation within a reasonable time. If you do not receive a confirmation before the expiration date of the Offer, it is your responsibility to confirm that we have received your election and/or any change or withdrawal before the expiration date deadline, currently scheduled for 8:00 p.m., Pacific Time on October 30, 2009. You can confirm all submissions submitted through Computershare’s website, by telephone or by overnight delivery or mail by calling Computershare’s call center at 1-866-680-3582 (United States and Canada) or your local toll free access code (outside the United States). Call center hours are 5:00 a.m. to 4:00 p.m. Pacific Time from September 30, 2009 through October 16, 2009 and 5:00 a.m. to 8:00 p.m. Pacific Time from October 19, 2009 through expiration of the Offer.

Electing Not to Participate.  Participation in the Offer is voluntary, and there are no penalties for electing not to tender any of your Eligible Options. If you do not want to tender your options in the Offer, you do not need to do anything. Only responses that are complete and actually received by the deadline will be eligible to be accepted. If we do not receive a valid election from you by the Offer expiration time, you will be deemed to have rejected this Offer. Any Eligible Options that you do not validly tender will remain outstanding on the same terms and conditions on which they were granted. If we do not receive either the Computershare Paper Election Form, a telephonic response through Computershare or your online election before 8:00 p.m., Pacific Time, on the expiration date, which is currently scheduled to be October 30, 2009, we will interpret this as your election not to participate in the Offer, and none of your Eligible Option will be exchanged for New Options. We are under no obligation to contact you to confirm your election not to participate.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine all questions as to form, validity (including time of receipt), eligibility and acceptance of any tender of Eligible Options. We may reject any or all submissions of Eligible Options that we determine were not properly completed or that we determine are unlawful to accept. Options that are tendered, but do not qualify as Eligible Options, will not be accepted. For example, if your employment terminates during the Offer period, your unvested options will terminate (whether or not they have been tendered) unless your agreements or option documents provide otherwise, and the Company will not accept any tenders of such terminated unvested options. Subject to our rights to extend, terminate and amend the Offer, we expect to accept upon expiration of the Offer all validly tendered Eligible Options that are not properly withdrawn.

If you withdraw a previous election to tender Eligible Options, that withdrawal election may not be revoked after the Offer expires. Neither we nor any other person is obligated to give you notice of any errors in any change of election or withdrawal submitted by you, and no one will be liable for failing to give notice of any errors. We will determine all questions as to the form and validity (including time of receipt) of withdrawals.

We may waive any defect or irregularity in any election with respect to any particular Eligible Options or any particular Eligible Employee. No Eligible Options will be treated as properly tendered until any defects or irregularities that we identify have been cured by the Eligible Employee tendering the Eligible Options or waived by us. Neither we nor any other person are obligated to give notice of receipt of any election or of any defects or irregularities involved in the exchange of any Eligible Options, and no one will be liable for failing to give notice of receipt of any election or any defects or irregularities.

Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

Our Acceptance Constitutes an Agreement.  Your election to tender your Eligible Options according to the procedures described above will constitute your acceptance of the terms and conditions of the Offer. Our acceptance of your Eligible Options that are properly tendered will form a binding agreement between you and us upon the terms and subject to the conditions of the Offer. When we accept your properly tendered options, such options automatically will be cancelled and rendered null and void, and by tendering your Eligible Options, you irrevocably release all of your rights with respect to the exchanged Eligible Options.

5.	Withdrawal Rights and Change of Elections

If you elect to tender Eligible Options in the Offer and later change your mind, you may change or withdraw your election at any time before the expiration of the Offer provided that you comply with the provisions of this Section III.5. If we extend the Offer, you may change or withdraw your tender of Eligible Options at any time until the extended deadline. You may change your mind as many times as you wish, but you will be bound by the latest received election that is properly completed and received before the expiration of the Offer.

You may change or withdraw a previous election by returning to the Employee Stock Option Exchange Program page on Circuit (Home > My Life & Career > My Finances > Stock), clicking your personalized My Option Exchange tool, changing your elections or indicating that you are not electing to exchange any of your Eligible Options and resubmitting the information on your election to participate. Your online election to change or withdraw a previous election must be submitted and received before the expiration deadline of 8:00 p.m., Pacific Time, on October 30, 2009 (or such later date as may apply if the Offer is extended).

If you received paper materials and returned a Computershare Paper Election Form, you may change or withdraw your elections by submitting a new Computershare Paper Election Form, by logging into the Computershare website or by calling Computershare at 1-866-680-3582 (United States and Canada) or using your local toll free access code included in the paper materials that you received (outside the United States). Your election to change or withdraw a previous election must be received before the expiration deadline of 8:00 p.m., Pacific Time, on October 30, 2009 (or such later date as may apply if the Offer is extended). You may submit your elections by any of the Computershare methods and you may change your elections by any of the Computershare methods. Your latest received election that is properly completed and received before the expiration of the Offer will control.

In addition, while we currently expect the Offer to expire on October 30, 2009, you may withdraw the Eligible Options you have elected to exchange if we have not accepted those Eligible Options for exchange within forty (40) business days after the commencement of this Offer.

6.	Acceptance of Eligible Options for Exchange; Issuance of New Options

Acceptance.  If you are an Eligible Employee and validly tender Eligible Options that you do not withdraw from the Offer before the date the Offer expires, we expect to accept your options. We will cancel such options when we accept them, and you will no longer have any rights with respect to such options.

Timing of Acceptance.  Subject to our rights to extend, terminate and amend the Offer before the date the Offer expires and to satisfaction or our waiver of all of the conditions to the Offer, we will accept promptly after the expiration of the Offer all validly tendered Eligible Options that have not been properly withdrawn.

Grant of New Options.  We expect to cancel all properly tendered Eligible Options on the day the Offer expires. The New Options will be granted on the day of the expiration of the Offer. For example, the scheduled expiration date of the Offer is October 30, 2009, and we expect to accept and cancel all properly tendered Eligible Options on October 30, 2009. We expect that the grant date for the New Options will be October 30, 2009. If you elect to exchange Eligible Options in the Offer, we will send you a Confirmation of Participation notice following the expiration of the Offer, reflecting the Eligible Options that you tendered for exchange. All New Options will have an exercise price equal to the average of the high and low sales prices of our common shares as reported by the NASDAQ Global Select Market on the grant date for the New Options. If the expiration date is extended, then the cancellation date and the New Option grant date would be similarly extended. New Options will be loaded into your UBS account and you will be informed when you may login into your UBS account to obtain your Notice of Grant. Your grant agreement will be available through your Notice of Grant. For a majority of grant agreements, acknowledgement is required in order to exercise. For the other grant agreements, acceptance within 180 days is required or your New Options will be canceled. The Grant agreement will specify whether you must accept electronically or print, sign and return a paper copy of your grant agreement.

Termination of Option Agreements.  Upon our acceptance of your Eligible Options that you tender in this Offer, your currently outstanding option agreements relating to the tendered Eligible Options automatically will be cancelled and rendered null and void and you, by tendering your Eligible Options, you will irrevocably release all of your rights thereunder.

7.	Extension of Offer; Termination; Amendment

We may at any time and from time to time extend the period of time during which the Offer is open and thereby delay accepting any Eligible Options tendered for exchange by announcing the extension and giving oral, written or electronic notice of such extension to the Eligible Employees.

Before the expiration date of the Offer, we may postpone our decision of whether or not to accept and cancel any Eligible Options. In order to postpone accepting and canceling, we must announce the postponement and give oral, written or electronic notice of the postponement to the Eligible Employees. Our right to delay accepting Eligible Options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934 (which we refer to as the “Exchange Act”), which requires us to pay the consideration offered or return the tendered options promptly after we terminate or withdraw the Offer.

Before the expiration date of the Offer, we may terminate the Offer if any of the conditions specified in Section III.9 occurs. In such event, any tendered Eligible Options will continue to be held by the tendering Eligible Employee as if no tender had occurred. We will provide written or electronic notice of any such termination to all Eligible Employees holding Eligible Options.

As long as we comply with applicable law, we reserve the right to amend the Offer in any respect, including by changing the number or type of options eligible to be exchanged in the Offer. If we extend the length of time during which the Offer is open, such extension will be announced no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced time for expiration of the Offer. Any amendment will be disseminated promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of such change. Without limiting the manner in which we may choose to disseminate any amendment, except as required by law, we have no obligation to publish, advertise or otherwise communicate any amendment to the Offer other than to Eligible Employees.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period the Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will notify Eligible Employees if we decide to take any of the following actions:

•	increase or decrease in the exchange ratio for your Eligible Options;

•	change the number or type of options eligible to be tendered in the Offer; or

•	increase the number of options eligible for tender in the Offer by an amount that exceeds 2% of the number of common shares issuable upon exercise of the options eligible for tender in the Offer immediately before the increase.

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase, decrease or change, we will also extend the Offer for a period of at least ten (10) business days as of the date the notice.

8.	Material U.S. Federal Income Tax Consequences

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following summarizes the material U.S. federal income tax consequences of the Offer to you. Please note that the following is only a summary of the material U.S. federal income tax laws and regulations that apply to the Offer and does not address all possible tax aspects of transactions that may arise in connection with the Offer, including foreign, state or local tax consequences. The tax laws and regulations are complex and are subject to legislative changes. In addition, circumstances unique to certain individuals may change the usual income tax results.

We believe the exchange of Eligible Options for New Options pursuant to the Offer should be treated as a non-taxable exchange in the U.S., and no income should be recognized for U.S. federal income tax purposes by us or the Eligible Employees upon the issuance of the New Options. However, the tax consequences of the Offer are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change. For those Eligible Employees subject to tax in certain countries, you may be subject to tax as a result of the exchange of Eligible Options for New Options. For additional details on the expected tax treatment of the Offer and the New Options in certain foreign jurisdictions, please review the tax addendum for country-specific tax information set forth in Schedule B to the Schedule TO with which this Offer to Exchange has been filed and which is available at www.sec.gov. The tax addendum is also available to Eligible Employees through the Employee Stock Option Exchange Program page on Circuit and in paper materials delivered to Eligible Employees on leaves of absence in such jurisdictions.

Because the New Options issued in the Offer will be U.S. nonqualified stock options, upon exercise of the New Options, the Eligible Employee will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. If the Eligible Employee is an employee subject to U.S. income taxes at the time of exercise of the New Options, the ordinary income will be subject to applicable tax withholding. Upon disposition of the stock, the Eligible Employee will recognize a capital gain or loss (which will be long- or short-term depending upon whether the stock was held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon acquisition of the stock. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Offer under all applicable laws prior to participating in the Offer.

Our grant of a stock option will have no tax consequences to us. However, we generally will be entitled to a business expense deduction upon the exercise of a nonqualified stock option in an amount equal to the amount of ordinary compensation income attributable to an Eligible Employee upon exercise. We have also made every effort to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) by granting New Options with exercise prices at or above fair market value on the grant date in exchange for Eligible Options. Section 409A of the Code is very complex and subject to change by the IRS. Eligible Employees should seek advice based on their particular circumstances from an independent tax advisor.

We will withhold all required local, state, federal, foreign, income and other taxes and any other amount required to be withheld by any governmental authority or law with respect to income recognized with respect to the exercise of a nonstatutory stock option by an Eligible Employee who has been employed by us. We will require any such Eligible Employee to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any of our common shares.

There may be additional state or local tax imposed as a result of the Offer or your participation in the Offer, and those consequences may vary based on where you live. You should consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in this Offer.

9.	Conditions to Completion of the Offer

We will not be required to accept any Eligible Options tendered for exchange if any of the events described below occurs. We may terminate or amend this Offer, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, if at any time on or after September 28, 2009 and on or before the date the Offer expires:

(a) there shall have been instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that challenges the making of this Offer or the acquisition of some or all of the Eligible Options tendered for exchange pursuant to this Offer;

(b) there shall have been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any government or governmental, regulatory or administrative agency, authority or tribunal that would:

(i) make the acceptance for exchange or the exchange of some or all of the Eligible Options elected for tender illegal or otherwise restrict or prohibit consummation of this Offer; or

(ii) delay or restrict our ability, or render us unable, to accept for exchange or to exchange some or all of the Eligible Options tendered for exchange;

(c) there shall have occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii) the commencement or escalation of a war, armed hostilities or other international or national crisis involving the United States;

(iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on the extension of credit by banks or other lending institutions in the United States;

(v) in the case of any of the foregoing existing at the time of the commencement of this Offer, a significant acceleration or worsening thereof;

(vi) any change in the aggregate fair values of all Eligible Options and the aggregate fair value of New Options (assuming for purposes of both valuations that all Eligible Options are tendered) on the expiration date of the Offer that Intel determines in good faith would result in greater than $20 million of incremental compensation expense for the Company (as calculated according to U.S. GAAP); or

(vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount greater than 10% measured during any time period after the close of business on September 28, 2009;

(d) a tender or exchange offer with respect to some or all of our common shares, or a merger or acquisition proposal for us, shall have been announced or made by another person or entity or shall have been disclosed, or we shall have learned that:

(i) any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding common shares, or any new group shall have been formed that beneficially owns more than 5% of our outstanding common shares, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before October 30, 2009;

(ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before October 30, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding common shares; or

(iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities;

(e) if the average of the high and low sales prices of our common stock on the expiration date of the Offer is more than $1.00 below the average of the high and low sales prices of our common stock on the date that we determined the final exchange ratios (as set forth on Schedule A).

These conditions are for our benefit. We may assert them at our discretion regardless of the circumstances giving rise to them before the expiration of the Offer. We may waive them at any time and from time to time before the expiration of the Offer in our discretion. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, except that it will be deemed a waiver with respect to the particular facts and circumstances at issue. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.

10.	Price Range of Common Shares Underlying Eligible Options

The following table presents the high and low closing prices per share of our common shares for the periods indicated as reported by the NASDAQ Global Select Market:

	High	Low

Fiscal 2007
Quarter Ended:
March 31, 2007	$22.30	$18.86
June 30, 2007	24.29	19.13
September 29, 2007	26.33	23.10
December 29, 2007	27.98	24.37
Fiscal 2008
Quarter Ended:
March 29, 2008	26.66	18.63
June 28, 2008	25.00	20.69
September 27, 2008	24.52	18.50
December 27, 2008	18.73	12.23
Fiscal 2009
Quarter Ended:
March 28, 2009	15.82	12.08
June 27, 2009	16.66	14.72
September 26, 2009 (through September 15, 2009)	20.32	15.94

As of September 15, 2009, the closing price of our common shares as reported by the NASDAQ Global Select Market was $19.55 per share.

You should obtain current market prices for our common shares before you decide whether to tender your Eligible Options.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Eligible Options

A list of our current directors and executive officers as of September 15, 2009 is attached to this Offer to Exchange as Schedule C. Current and former members of our Board and our named executives (i.e., those executive officers named in the Summary Compensation Table of our 2009 Proxy Statement as filed with the SEC) are not eligible to participate in the Employee Stock Option Exchange Program. Executive officers who are not named in the Summary Compensation Table of our Proxy Statement as filed with the SEC are eligible to participate in the Employee Stock Option Exchange Program. The following table shows the number of common shares subject to Eligible Options held as of September 15, 2009 by our current executive officers who are eligible to participate in the Offer, excluding any options subject to any domestic relations order held for the benefit of a former spouse:

		Number of Common
		Shares Subject to
Name	Position	Eligible Options

Robert J. Baker	Senior Vice President, General Manager, Technology and Manufacturing Group	919,073
William M. Holt	Senior Vice President, General Manager, Technology and Manufacturing Group	730,484
Thomas M. Kilroy	Vice President, Sales and Marketing Group	446,378
Arvind Sodhani	Executive Vice President, President, Intel Capital	1,056,136

The following table shows the maximum number of New Options that may be issued to each of our executive officers eligible to participate in the Employee Stock Option Exchange Program, based upon the preliminary exchange ratios, assuming they each elect to tender and we accept all of their Eligible Options in the Offer:

		Maximum Number of
Name	Position	New Options

Robert J. Baker	Senior Vice President, General Manager,Technology and Manufacturing Group	572,261
William M. Holt	Senior Vice President, General Manager, Technology and Manufacturing Group	509,107
Thomas M. Kilroy	Vice President, Sales and Marketing Group	312,926
Arvind Sodhani	Executive Vice President, President, Intel Capital	588,919

Because participation in the Offer is voluntary, the benefits or amounts that will be received by any eligible executive officer are not currently determinable.

As of September 15, 2009, our executive officers and directors (19 persons) as a group held unexercised and outstanding compensatory stock options to purchase a total of 20,659,000 of our shares, which represented approximately 3.5% of the shares subject to all options outstanding under all of our plans as of that date. The following table sets forth the beneficial ownership of each of our current executive officers and directors of options outstanding as of September 15, 2009. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common shares, which was 590,836,571 as of September 15, 2009.

			Percentage of
		Number of Shares	Total Shares
		Underlying	Underlying
		Outstanding	Outstanding
Name	Position	Options	Options

Charlene Barshefsky	Director	39,000	0.01%
Susan L. Decker	Director	0	0.00%
John J. Donahoe	Director	0	0.00%
Reed E. Hundt	Director	99,000	0.02%
Paul S. Otellini	President and Chief Executive Officer, Director	5,731,586	0.97%
James D. Plummer	Director	15,000	0.00%
David S. Pottruck	Director	94,000	0.02%
Jane E. Shaw	Chairman of the Board	94,000	0.02%
John L. Thornton	Director	46,500	0.01%
Frank D. Yeary	Director	0	0.00%
David B. Yoffie	Director	94,000	0.02%
Robert J. Baker	Senior Vice President, General Manager, Technology and Manufacturing Group	1,914,819	0.32%
Andy D. Bryant	Executive Vice President, Technology, Manufacturing, and Enterprise Services, Chief Administrative Officer	2,621,334	0.44%
William M. Holt	Senior Vice President, General Manager, Technology and Manufacturing Group	1,321,666	0.22%
Thomas M. Kilroy	Vice President, Sales and Marketing Group	865,022	0.15%
Sean M. Maloney	Executive Vice President, General Manager, Intel Architecture Group	3,383,050	0.57%
David Perlmutter	Executive Vice President, General Manager, Intel Architecture Group	1,621,670	0.27%
Stacy J. Smith	Vice President, Chief Financial Officer	926,710	0.16%
Arvind Sodhani	Executive Vice President, President, Intel Capital	1,791,644	0.30%

To the best of our knowledge, no directors or executive officers, nor any subsidiaries of ours, were engaged in transactions involving options to purchase our common shares or in transactions involving our common shares during the past sixty days before and including September 21, 2009.

Except as otherwise described in the Offer to Exchange or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 27, 2008, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans and domestic relations orders relating thereto, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12.	Status of Eligible Options Acquired by Us in the Offer; Accounting Consequences of the Offer

Eligible Options that are surrendered in the Offer will be cancelled immediately upon our acceptance of the tender of such Eligible Options after expiration of the Offer. Consistent with the terms of the 2006 EIP, shares subject to Eligible Options granted under the 2006 EIP that are surrendered and cancelled in the Employee Stock Option Exchange Program will return to the pool of shares available for grant under the 2006 EIP. Shares subject to Eligible Options granted under the Plans other than the 2006 EIP will be cancelled and will not be available for new grants under any of our equity incentive plans. Assuming full participation in the Employee Stock Option Exchange Program, approximately 341.2 million shares are subject to Eligible Options that would be cancelled in the Employee Stock Option Exchange Program. An aggregate of 298 million of these shares were granted under Plans other than the 2006 EIP and thus once cancelled in the program would not be available for subsequent grants. Because the number of shares needed for New Options that may be granted under the Employee Stock Option Exchange Program assuming full participation is expected to exceed the number of shares subject to Eligible Options granted under the 2006 EIP, our shareholders approved an amendment to the 2006 EIP to authorize the issuance of enough shares to satisfy all of the New Options that could be granted in the Employee Stock Option Exchange Program, not to exceed 235 million shares. Those shares will be used only for New Options, and if any of those shares are not issued under New Options granted in the Employee Stock Option Exchange Program, they will cease to be available for issuance under the 2006 EIP. Thus the Employee Stock Option Exchange Program is not expected to increase the number of shares available under the 2006 EIP for future grants of equity awards other than New Options granted in the program.

Effective the first quarter of 2006, we adopted the accounting standard that required share-based compensation expensing. Under this accounting standard, to the extent the fair value of each award of New Options granted pursuant to the Employee Stock Option Exchange Program exceeds the fair value of the surrendered Eligible Options, such excess is considered incremental compensation. Incremental compensation expense, if any, associated with the New Options under the Option Exchange will be recognized over the service period of the new awards. Compensation cost for stock options forfeited due to employees not meeting the applicable service requirements will not be recognized. Any unrecognized compensation expense from the Eligible Options surrendered will be recognized prior to the end of the service period of the New Options granted in the Employee Stock Option Exchange Program. We do not expect to incur incremental compensation expense, other than minimal compensation expense that might result from fluctuations in the price of our common shares or fluctuations in other Black-Scholes input variables after the exchange ratios have been finalized but before the exchange actually occurs.

13.	Legal Matters; Regulatory Approvals

Except as described in the following paragraph, we are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer, or of any approval or other action by any governmental, administrative or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or endeavor to take the action. This could require us to delay the acceptance of, and payment for, Eligible Options returned to us. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept tendered options is subject to the conditions described in Section III.9.

We have filed a form of prospectus with the Autorité des marchés financiers (“AMF”) in France with respect to options to be granted under the 2006 EIP, which was recently amended and restated, and our ability to grant New Options to optionees in any EU country with 100 or more eligible employees is conditioned upon approval of the prospectus by the AMF. We cannot assure you that the prospectus will be approved prior to the Expiration Date, and if the prospectus is not approved prior to the Expiration Date, we will terminate the Offer and not accept tendered options by employees in affected EU countries.

14.	Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for asking Eligible Employees to tender Eligible Options under the Offer.

15.	Source and Amount of Consideration

Source of Consideration.  The New Options issued in exchange for Eligible Options will be issued under the 2006 EIP. A copy of the 2006 EIP was filed as Exhibit 99.1 to a Form S-8 that we filed with the SEC on June 26, 2009. As of September 15, 2009, Eligible Options to purchase approximately 341.2 million of our common shares were outstanding and held by Eligible Employees.

Our shareholders approved an amendment to the 2006 EIP to authorize the issuance of enough additional shares to satisfy all of the New Options that could be granted in the Employee Stock Option Exchange Program, not to exceed 235 million shares. Those shares will be used only for New Options, and if any of those shares are not issued under New Options granted in the Employee Stock Option Exchange Program, they will cease to be available for issuance under the 2006 EIP.

Amount of Consideration.  The Employee Stock Option Exchange Program is not a one-for-one exchange. Eligible Employees surrendering outstanding Eligible Options will receive fewer New Options. The New Options will be unvested at grant and, once vested, will be exercisable for a lesser number of common shares, but which have approximately the same fair value as the options surrendered.

16.	Information Concerning Intel

We are the world’s largest semiconductor chip maker, based on revenue. We develop advanced integrated digital technology products, primarily integrated circuits, for industries such as computing and communications. Integrated circuits are semiconductor chips etched with interconnected electronic switches. We also develop platforms, which we define as integrated suites of digital computing technologies that are designed and configured to work together to provide an optimized user computing solution compared to components that are used separately. Our goal is to be the preeminent provider of semiconductor chips and platforms for the worldwide digital economy.

Our principal executive offices are located at 2200 Mission College Blvd., Santa Clara, CA 95054, and our telephone number is (408) 765-8080. Requests for additional copies of this Offer to Exchange and the other offer documents, should be directed to: Investor Relations, 2200 Mission College Blvd., RNB 4-148, Santa Clara, CA 95054, or by calling (408) 765-1480.

17.	Corporate Plans, Proposals and Negotiations

The Company continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic relationships, purchases and sales of assets and similar transactions. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions or with respect to changes in existing strategic relationships. We also may, from time to time, engage in repurchases of our outstanding common shares in either open market or privately negotiated transactions or may engage in issuances of our common shares or other capital raising transactions, depending on market conditions and other relevant factors. In addition, at any given time, we may also be engaged in discussions or negotiations with potential candidates for management or board of director positions with the Company or with existing members of management for changes in positions, responsibilities or compensation. The Company also enters into agreements for the purchase and sale of products and services, engages in purchases and sales of assets and incurs indebtedness from time to time in the ordinary course of business.

Subject to the foregoing and except as otherwise disclosed in this Offer to Exchange or in the Company’s filings with the SEC, we have no present plans, proposals or negotiations that relate to or would result in:

•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend policy, or our indebtedness or capitalization;

•	any other material change in our corporate structure or business;

•	any other changes to the present Board of Directors or management of the Company;

•	our common shares not being authorized for listing on the NASDAQ Global Select Market;

•	our common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any additional securities of the Company or the disposition of any of our securities; or

•	any changes in our Articles of Incorporation, Bylaws or other governing instruments or any actions that could impede the acquisition of control of the Company.

18.	Additional Information

With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC on September 21, 2009, of which this document is a part. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. You should review the Schedule TO, including the exhibits, before making a decision on whether to participate in the Offer.

We also recommend that, in addition to this document, you review the following materials, which we have filed with the SEC and are incorporating by reference into this document, before making a decision on whether to participate in the Offer:

•	our Annual Report on Form 10-K for the fiscal year ended December 27, 2008, filed with the SEC on February 23, 2009;

•	the Definitive Proxy Statement for our 2009 Annual Meeting of Stockholders, filed with the SEC on April 3, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 28, 2009 and June 27, 2009, filed with the SEC on April 30, 2009 and August 3, 2009, respectively;

•	our Current Reports on Form 8-K (in each case, other than information and exhibits “furnished” to and not “filed” with the SEC in accordance with SEC rules and regulations) filed with the SEC; and

•	the description of our common stock set forth under the caption “Description of Capital Stock” in the Company’s automatic shelf registration statement on Form S-3 ASR, filed with the SEC on February 23, 2009, File No. 333-157465, together with any amendment or report filed with the SEC for the purpose of updating such description; and shelf registration statement on Form S-4, filed with the SEC on March 26, 2009, File No. 333-158222, together with any amendment or report filed with the SEC for the purpose of updating such description.

You also may want to review the filings we make with the SEC after the date of this Offer to Exchange.

The filings listed above and our other reports, registration statements, proxy statements and other SEC filings can be inspected and copied at the reference facilities maintained by the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these documents from this office upon the payment of the fees prescribed by the SEC. You may obtain information on the operation of the public reference rooms by calling the SEC at 800-732-0330. These filings are also available to the public on the website of the SEC at http://www.sec.gov and on our website at the investor page on http://www.intc.com.

We will also provide, without charge, to any Eligible Employee holding Eligible Options, upon the request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). You may make such a request by writing to our Investor Relations department at 2200 Mission College Blvd., RNB 4-148, Santa Clara, CA 95054, or by calling the Investor Relations Line at (408) 765-1480.

The financial information, including financial statements and the notes thereto, included in our Quarterly Report on Form 10-Q for the quarter ended June 27, 2009 and Annual Report on Form 10-K for the fiscal year ended December 27, 2008 are incorporated herein by reference. Section III.19 below includes a summary of our financial information from our Quarterly Report on Form 10-Q for the quarter ended June 27, 2009 and our Annual Report on

Form 10-K for our fiscal year ended December 27, 2008. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions above.

The information contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you in this Offer to Exchange.

19.	Financial Information

Financial Information.  We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2008 and with “Part I. Financial Information” of our Quarterly Report on Form 10-Q for the quarter ended June 27, 2009, both of which are incorporated herein by reference. The selected consolidated statements of earnings data for the fiscal years ended December 27, 2008 and December 29, 2007 and the selected consolidated balance sheet data as of December 27, 2008 and December 29, 2007 are derived from our audited consolidated financial statements (before retrospective restatement for the adoption of new accounting standard that changed the accounting for convertible debt) that are included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2008. The selected consolidated statements of earnings data for the quarters ended June 27, 2009 and June 28, 2008 and the selected consolidated balance sheet data as of June 27, 2009 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 27, 2009. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

Summary Consolidated Statements of Earnings and Balance Sheets
(amounts in millions, except per share data):

			Six Months	Six Months
	Fiscal Year Ended		Ended	Ended
	Dec. 27,	Dec. 29,	June 27,	June 28,
	2008	2007	2009	2008

Consolidated Statements of Earnings:
Revenue	$37,586	$38,334	$15,169	$19,143
Gross margin	$20,844	$19,904	$7,317	$10,456
Earnings from continuing operations	$5,292	$6,976	$231	$3,044
Net earnings	$5,292	$6,976	$231	$3,044
Net earnings per common share
Basic	$0.93	$1.20	$0.04	$0.53
Diluted	$0.92	$1.18	$0.04	$0.52
Weighted average shares outstanding
Basic	5,663	5,816	5,584	5,743
Diluted	5,748	5,936	5,656	5,840

	June 27,	Dec. 27,	Dec. 29,
	2009	2008	2007

Consolidated Balance Sheet
Total current assets	$18,467	$19,871	$23,885
Total assets	$49,061	$50,472	$55,664
Total current liabilities	$7,079	$7,818	$8,571
Total liabilities	$10,014	$10,926	$12,444
Total shareholder’s equity	$39,047	$39,546	$43,220

In the first quarter of 2009, we adopted new accounting standards that changed the accounting for our convertible debentures issued in 2005. As a result of applying the standard retrospectively as required by United States generally accepted accounting principles, the balance of our total assets, long-term debt, and stockholders’ equity for December 27, 2008 and December 29, 2007 have been adjusted from the amounts originally shown in our

Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. For further information, see Note 2 to the Consolidated Condensed Financial Statements included in our Quarterly Report on Form 10-Q for the period ended June 27, 2009.

	Fiscal Year	Fiscal Year	Six Months	Six Months
	Ended	Ended	Ended	Ended
	Dec. 27,	Dec. 29,	June 27,	June 28,
	2008	2007	2009	2008

Ratio of earnings to fixed charges	51x	72x	13x	63x

Book Value Per Share.  Our book value per share as of our most recent balance sheet dated June 27, 2009 was $6.98.

Additional Information.  For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 27, 2008, our Quarterly Reports on Form 10-Q for the quarters ended June 27, 2009 and March 28, 2009, and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your Eligible Options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See Section III.18 for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

20.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

Neither the Company nor the Board of Directors makes any recommendation as to whether or not you should participate in the Offer. We have not authorized any person to make any recommendation on our behalf as to whether or not you should participate in the Offer. You should rely only on the information contained in this Offer to Exchange or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Exchange. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

This transaction has not been approved or disapproved by the SEC, nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document.

INTEL CORPORATION

September 21, 2009

SCHEDULE A

EXCHANGE RATIOS
FOR THE INTEL EMPLOYEE STOCK OPTION EXCHANGE PROGRAM

Preliminary Exchange Ratio
	Exercise Price of	Determined as of
Grant Year	Eligible Options	September 25, 2009

2000 (for grant dates beginning October 1, 2000)	$32.00 to $37.99	45.7-to-1
	$38.00 to $40.99	106.4-to-1
	$43.00 to $43.99	220.8-to-1
2001	$21.00 to $21.99	2.0-to-1
	$24.00 to $24.99	3.5-to-1
	$25.00 to $25.99	4.5-to-1
	$28.00 to $31.99	9.2-to-1
	$32.00 to $34.99	21.7-to-1
2002	$20.35 to $21.99	1.6-to-1
	$28.00 to $30.99	4.5-to-1
	$32.00 to $35.99	8.2-to-1
2003	$20.35 to $24.99	1.7-to-1
	$31.00 to $31.99	2.7-to-1
2004	$20.35 to $20.99	1.8-to-1
	$23.00 to $23.99	2.7-to-1
	$26.00 to $27.99	1.8-to-1
	$32.00 to $33.99	2.7-to-1
2005	$22.00 to $23.99	2.1-to-1
	$27.00 to $27.99	2.8-to-1
2006	$20.35 to $20.99	1.3-to-1
	$22.00 to $22.99	1.6-to-1
2007	$20.35 to $21.99	1.2-to-1
	$25.00 to $26.99	1.6-to-1
2008 (for grant dates ending September 28, 2008)	$21.00 to $22.99	1.2-to-1

Final Exchange Ratio
	Exercise Price of	Determined as of
Grant Year	Eligible Options	October ___, 2009

2000
2001
2002
2003
2004
2005
2006
2007
2008

A-1

SCHEDULE B

AN ADDENDUM REGARDING TAX ISSUES FOR NON-U.S. EMPLOYEES WHO PARTICIPATE IN
THE EMPLOYEE STOCK OPTION EXCHANGE PROGRAM

The purpose of this tax addendum is to discuss the tax implications of participating in the Employee Stock Option Exchange Program (the “Exchange Program”). In general, participation in the Exchange Program does not raise any tax related issues. This tax addendum covers tax related issues for specific countries, which you should take into account when you consider participating in the Exchange Program. The specific countries are: Australia, Belgium, France, Finland, Hong Kong, India, Ireland, Israel, Malaysia, the Netherlands, Poland, Russia, Singapore, Switzerland, and the United Kingdom

This tax addendum is based on Intel’s understanding of tax implications as of September 11, 2009. It is possible that tax legislation, tax authority views/guidance, and accepted practices will develop before the grant of the New Options. Therefore, the information contained in this guide may be out of date by the time the New Options are granted upon the expiration of the Exchange Program.

All normal processes and procedures regarding the administration of Intel stock options shall apply to the New Options, such as, but not limited to, the acceptance of grant agreements, income tax withholding on stock option exercises, and reporting of grants of New Options to applicable government authorities. Some of those processes and procedures are included in this tax addendum.

If you hold stock options that were granted to you while employed in a different country than your current country of employment, your New Options under the Exchange Program may be subject to a trailing tax liability or benefit in your prior country. Intel has identified the following countries as having a trailing tax liability or benefit: Australia, Finland, Hong Kong, India, Poland, Singapore, Switzerland, and the United Kingdom. Please consider the information contained in this tax addendum if you hold Eligible Options that were granted to you while employed in any of those countries.

The information contained in this guide is general in nature and does not cover all tax implications that may be relevant to your personal circumstances. You are strongly advised to seek appropriate professional advice as to how the tax or other laws of your country of employment, residence, or citizenship apply to your particular situation.

SCHEDULE B — TRAILING TAX LIABILITY AND BENEFIT

Trailing Tax Liability

Former Australia Employees:  If you are a former Australia employee and you exchange Eligible Options that were granted to you when you were an Australia employee, the exchange of Eligible Options for New Options may have a trailing tax liability. You may owe either capital gains or income tax to Australia for a portion of your capital gains or income on your New Options. You are encouraged to seek personal tax advice if this applies to you.

Former Finland Employees:  If you are a former Finland employee and you exchange Eligible Options that were granted to you when you were employed in Finland, your New Options may have a trailing tax liability to Finland. You may owe taxes to Finland on some portion (or all) of the gain you realize from the exercise of your New Options. You are encouraged to seek personal tax advice if this applies to you.

Former India Employees:  If you are a former India employee and you exchange Eligible Options that were granted to you when you were employed in India, your New Options may have a trailing tax liability to India. You may owe taxes to India on some portion (or all) of the gain you realize from the exercise of your New Options. As of the publication of this tax addendum, the new tax rules in India with the abolishment of the Fringe Benefit Tax are still unclear. You are encouraged to seek personal tax advice if this applies to you.

Former Poland Employees:  If you are a former Poland employee and you exchange Eligible Options that were granted to you when you were employed in Poland, your New Options may have a trailing tax liability to Poland. You may owe taxes to Poland on some portion (or all) of the gain you realize from the exercise of your New Stock Options. You are encouraged to seek personal tax advice if this applies to you.

Former Switzerland Employees:  If you are a former Switzerland employee and you exchange Eligible Options that were granted to you when you were employed in Switzerland, your New Options may have a trailing tax liability to Switzerland. You may owe taxes to Switzerland on some portion (or all) of the gain you realize from the exercise of your New Stock Options. You are encouraged to seek personal tax advice if this applies to you.

Former UK Employees:  If you are a former UK employee with Eligible Options that were granted to you when you were employed in the United Kingdom, those Eligible Options have a trailing tax liability to the United Kingdom. Intel has withholding and reporting obligations related to that trailing tax liability. If you exchange those Eligible Options, the New Options granted to you upon the expiration of the Exchange Program will not have a trailing tax liability to the United Kingdom.

Trailing Tax Benefit

Former Hong Kong Employees:  If you are a former Hong Kong employee and:

•	you exchange Eligible Options that were granted to you when you were a Hong Kong employee, and

•	you elected for a deemed exercise on those Eligible Options when you transferred out of Hong Kong to a different country,

you may be able to file for a reassessment in Hong Kong where the taxable gain on the exercise of the New Options is less than the reported deemed exercise gain. Note that timelines may apply for making any reassessment claim. You are encouraged to seek personal tax advice if this applies to you.

Former Singapore Employees:  If you worked in Singapore, held stock options when in Singapore, are not a Singapore citizen, and have left Singapore, there is a deemed exercise on departure and tax is payable on existing stock options at that time. Some employees who left Singapore may have been taxed on a deemed exercise gain of options. Where the option is later canceled (including those canceled as part of the option exchange) or exercised for a lower gain, the deemed exercise assessment can be amended to obtain a tax refund. The deeming provision came into effect in 2003 and there was a six-year window to claim a refund; that is, the window of opportunity for assessments made in 2003 closes in 2009. However, from income year 2007, the window was reduced to four years. You are encouraged to seek personal tax advice if this applies to you.

Traling Tax Liability and Benefit

SCHEDULE B — AUSTRALIA

Australia

Your exchange of Eligible Options for New Options under the Employee Stock Option Exchange Program may subject you to capital gains or income tax on the disposal of the Eligible Options. Calculation of your tax (capital gains or income tax) depends on whether you elected to be taxed in the income year in which your Eligible Options were granted. If you did not make such an election, your Eligible Options were taxable upon their exercise.

Exchange of Eligible Options Taxed at Grant (Election made)

Cancellation of Eligible Options that have been taxed at grant is regarded as a disposal for capital gains tax purposes. Any taxable gain should be disclosed in your personal income tax return and will be subject to capital gains tax at your marginal tax rate (currently, a maximum 45% plus the 1.5% Medicare levy). There is no opportunity to claim a tax refund/income tax deduction for the tax paid on the exchanged option. Any capital loss on the exchange can be offset against other capital gains during the same tax year or carried forward to a later year.

Two-step Method for Calculating the Taxable Gain for Each Grant:

Step 1:  Multiply the “Market Value of New Options” by “the number of New Options granted.”

Step 2:  Subtract the “Taxable Value at Grant of Eligible Options” from the number in Step 1.

You need to work through this calculation for each grant you submit for exchange and apportion the value of the New Options attributable to the grant you are calculating.

Market Value of New Options:  Intel cannot provide you with a market value of the New Options because the capital gains tax legislation provides no basis for calculating the market value of the new option. That is for you to determine.

Taxable Value at Grant of Eligible Options:  The taxable value at grant of the Eligible Options is based on the value you reported (and paid) for the year in which the Eligible Options (you exchanged for New Options) were granted.

The New Options fall under the capital gains tax rules and the next taxable event will be the disposal of the underlying share. There will be no tax event on exercise of the New Options. The amount subject to tax on exchange should form the base cost for calculating the capital gain.

Exchange of Eligible Options Not Taxed at Grant (No Election Made)

Cancellation of Eligible Options that were not taxed at grant is a taxable event where the gain is subject to income tax. Any taxable gain should to be disclosed in your personal income tax return and will be subject to income tax at your marginal tax rate (currently, a maximum 45% plus the 1.5% Medicare levy).

The method for calculating the taxable gain is:

Step 1: Determine calculation percentage

Value of New Option Exercise price of New Option	x 100%	“Value of New Option” is the average (volume weighted) Intel stock price of the seven days prior to and including the date of grant.

The resulting percentage figure from the above calculation is then referenced with a specific table in legislation (which Intel cannot provide in this tax addendum) to provide a percentage rate.

Step 2: Calculate the taxable gain

Exercise price of New Option x Percentage rate from a table in legislation (from Step 1) x Number of New Options granted

The New Options fall under the capital gains tax rules and the next taxable event will be the disposal of the underlying share. There will be no tax event on exercise of the New Options. The amount subject to tax on exchange should form the base cost for calculating the capital gain.

Australia

SCHEDULE B — BELGIUM

Belgium

Our understanding is that participation in the Exchange Program is a non-taxable event in Belgium and that tax legislation will apply to the New Options in the same way as for any other grant of stock options. Intel is continuing to research this position, but do not expect to close on it by the expiration of the Exchange Program. If it does, you will be informed of new information. Additionally, income tax paid at grant of the Eligible Options will not be refunded by the Belgium tax authority, nor is it possible to claim a deduction for the value of the canceled Eligible Options against the taxable value of the New Options.

Please note that if you signed the waiver form when you accepted the grant of your Eligible Options declaring that you would not exercise the options prior to January 1 of the fourth calendar year following the year of grant of those options (and so the taxable benefit rate was reduced by half), there is a risk that the tax authority may regard the cancellation of the Eligible Options as a taxable event and assess a taxable benefit equal to the reduction in taxable value enjoyed at grant of the Eligible Options. If a tax charge is considered to arise, the taxable benefit should be reported in your personal income tax return in the year the cancellation occurred, which would be subject to income tax at your marginal rates.

There is no risk of the above-mentioned tax charge arising on cancellation where Eligible Options that are exchanged were taxed at grant but no waiver declaration form was signed.

You are encouraged to seek personal tax advice if this applies to you.

Grant Acceptance Procedures for New Options

Intel currently administers grant acceptance procedures in Belgium such that you were required to accept the stock option grant in writing within 60 days of your receipt of the Notice of Grant or the grant was canceled. Accordingly, any stock options that you accepted were subject to income tax at grant. However, you will now have the opportunity to choose whether any New Options granted to you will be taxed at grant or at exercise as Intel will administer the grant acceptance procedures differently. You will be allowed to either accept the offer of New Options within 60 days of the Notice of Grant (so that the New Options will be taxed at grant) or to accept the offer of New Options between 60 and 180 days of the Notice of Grant (so that the New Options will be taxed at exercise).

Belgium

SCHEDULE B — FINLAND

Finland

You should report the details of your participation in the Exchange Program to the tax authority in your personal tax return. The details involve which Eligible Options were accepted for the exchange and the New Options granted to you upon the end of the Exchange Program.

The timing of the reporting depends on whether you reported your Eligible Options in your personal tax return.

•	If you reported your Eligible Options in your personal tax return for a previous year, your personal tax return for 2009 should show that you no longer hold your Eligible Options and you were granted New Options under the Exchange Program.

•	If you did not report your Eligible Options in your personal tax return for a previous year, you should show that you exchanged Eligible Options for New Options under the Exchange Program in your personal tax return in the year that you exercise your New Options.

You are encouraged to seek personal tax advice when considering this information.

Finland

SCHEDULE B — FRANCE

France

New Options granted pursuant to the Exchange Program are expected to be nonqualified for tax purposes because of their expected grant date. New Options will be granted on the day the Exchange Program closes. The Exchange Program is expected to close on a date that tax qualified stock options may not be granted, and the close may be extended due to legal requirements. If the close date changes to a date around November 13, 2009 (or later), you will be informed and New Options may be tax qualified. You are encouraged to seek personal tax advice when considering this information.

France

SCHEDULE B — INDIA

India

There are general tax laws for the calculation of capital gains tax that may apply when the sale price of a disposed asset is greater than its purchase price. It is unclear whether those general tax laws apply to the exchange of Eligible Options for New Options. Therefore, there is a risk that participation in the Exchange Program could result in taxable capital gains to you. Capital gains could arise if the value of the New Options is greater than the value of the Eligible Options you submit for exchange. Our understanding is that capital gains, if any, would be taxable at a 20% tax rate.

Intel does not have information on the method for valuing your Eligible Options and New Options.

You are encouraged to seek personal tax advice to determine if these rules apply to you and, if so, how you should value your options.

India

SCHEDULE B — IRELAND

Ireland

Some of your Eligible Options granted between 2004 and 2006 may be approved options under Irish tax law. If you participate in the Exchange Program and submit approved options for exchange, the New Options granted to you will be unapproved under Irish tax law. Our understanding is that participation in the Exchange Program is a non-taxable event in Ireland.

You are encouraged to seek personal tax advice when considering this information.

Ireland

SCHEDULE B — ISRAEL

Israel

The ‘Capital Track’ program (a tax-favored program) should not be affected by the option exchange and there should be no special reporting requirements (stock option cancelations and new grants need to be reported by Intel, but this is a general requirement and not specific to an option exchange). The grant of New Options will be subject to tax regulations applying under section 102 of the Israeli Tax Ordinance.

In general, Eligible Options fall under one of two tax paths:

1. Eligible Options that were granted on or before March 31, 2003, are under an ordinary income tax path; and

2. Eligible Options that were granted on or after April 1, 2003, are under a capital gain tax path.

The Tax Authority ruling sets the method under which future exercises of the New Options will be taxed. The ruling was obtained and the main terms and conditions are:

1. Eligible Options under an ordinary income tax path that are exchanged will carry a linear calculation method to determine how future gain will be split between ordinary/capital gain taxation.

2. Eligible Options under the capital gain tax path that are exchanged will be treated as new grants under the capital gain tax rules for all terms and purposes.

3. As a condition of your New Options, Intel, the Capital Track trustee, and the employees who participate in the Exchange Program will be required to accept the tax ruling terms and conditions within 90 calendar days of the grant date of the New Options. Intel will provide the Israeli Tax Authority the names of the participants and their acceptance of the tax ruling. You must accept the tax ruling within 90 days of the grant date of your New Options (which is the end of the Exchange Program). If you fail to accept the ruling within 90 days of the grant date of your New Options, your New Options grant will be taxed as ordinary income. You will receive a form for your acceptance after the grant date. You will be required to accept the ruling by the date indicated on that form.

4. Existing personal tax arrangements will be honored up to the point of the exchange under the linear calculation method.

You are encouraged to seek personal tax advice when considering this information.

Israel

SCHEDULE B — MALAYSIA

Malaysia

New Options granted pursuant to the Exchange Program are taxable when they are exercised. Eligible Options granted before January 1, 2006, are not taxable upon vest or exercise. If you participate in the Exchange Program and submit Eligible Options that were granted before January 1, 2006, your New Options will be taxable when they are exercised.

You are encouraged to seek personal tax advice when considering this information.

Malaysia

SCHEDULE B — THE NETHERLANDS

Netherlands

If you hold Eligible Options that began to vest before 2005, you may have been taxed on those options upon vest. If you submit those Eligible Options for exchange of New Options, the New Options will be taxable upon exercise. You will not be able to claim a tax refund for taxes paid upon vest of the Eligible Options or claim negative income on your personal income tax return.

You are encouraged to seek personal tax advice if this applies to you.

The Netherlands

SCHEDULE B — RUSSIA

Russia

There is risk that the exchange of Eligible Options for New Options could result in income, which would be taxable to you. Income could arise if the value of the New Options is greater than the value of the Eligible Options you submit for exchange. Our understanding is that income, if any, would be taxable at a 13% tax rate. Intel does not have information on the method for valuing your Eligible Options and New Options. The method for valuing Eligible Options and New Options is an individual decision. Intel cannot provide you with individual tax advice.

You are encouraged to seek personal tax advice to determine if this applies to you and how you should value your options.

Please note: The Exchange Program is not intended in any way to be an advertisement or offering of securities in Russia.

Russia

SCHEDULE B — SWITZERLAND

Switzerland

If you exchange Eligible Options that were granted to you before 2003, you may be subject to income and social taxes. To determine whether income and social taxes apply to you, you need to compare:

(1) the value of the pre-2003 Eligible Options; and

(2) the portion of the value of your New Options that is attributable to the pre-2003 Eligible Options.

Intel will value the Eligible Options you submit for exchange and value the New Options you receive. Valuations will be calculated under a Black-Scholes formula. Intel payroll will withhold your tax liability from your pay and report the withholding payment to the government.

You should also take into account that the exercise of your New Options is a taxable event. Tax withholding and reporting will apply to the exercise of your New Options. This will apply to New Options that are attributable to pre-2003 Eligible Options that you exchanged. Intel’s understanding is that there is no credit for taxes you have already paid on pre-2003 Eligible Options. A tax deductible expense (called a “gewinnungskosten”) may be possible.

You are encouraged to seek personal tax advice if this applies to you, so you may understand how you should handle this situation.

You are encouraged to seek personal tax advice if this applies to you.

Switzerland

SCHEDULE B — UNITED KINGDOM

United Kingdom

Some of your Eligible Options may be qualified (approved) options under United Kingdom tax law. If you participate in the Exchange Program and submit qualified options for exchange, the New Options granted to you will be nonqualified (unapproved). Intel’s understanding is that participation in the Exchange Program is a non-taxable event in the UK. You may have recently received information regarding the qualified/nonqualified status of your outstanding options. You should consider that information when you are deciding whether to participate in the Exchange Program.

You are encouraged to seek personal tax advice when considering this information.

The United Kingdom

SCHEDULE C

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF INTEL

The directors and executive officers of Intel as of September 15, 2009, are set forth in the following table:

Name	Position and Offices Held

Charlene Barshefsky	Director
Susan L. Decker	Director
John J. Donahoe	Director
Reed E. Hundt	Director
Paul S. Otellini	President and Chief Executive Officer, Director
James D. Plummer	Director
David S. Pottruck	Director
Jane E. Shaw	Chairman of the Board
John L. Thornton	Director
Frank D. Yeary	Director
David B. Yoffie	Director
Robert J. Baker	Senior Vice President, General Manager, Technology and Manufacturing Group
Andy D. Bryant	Executive Vice President, Technology and Enterprise Services, Chief Administrative Officer
William M. Holt	Senior Vice President, General Manager, Technology and Manufacturing Group
Thomas M. Kilroy	Vice President, Sales and Marketing Group
Sean M. Maloney	Executive Vice President, General Manager, Intel Architecture Group
David Perlmutter	Executive Vice President, General Manager, Intel Architecture Group
Stacy J. Smith	Vice President, Chief Financial Officer
Arvind Sodhani	Executive Vice President, President, Intel Capital

The address of each executive officer and director is:

Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054-1549

Members of our Board of Directors and our listed officers in the Summary Compensation table in the 2009 Proxy Statement that we filed with the SEC are not eligible to participate in this Offer.

Schedule C — Grant Information Concerning Our Executive Officers and Directors

C-1